Filed Pursuant to Rule 424(b)(5)
Registration No. 333-221382

PROSPECTUS SUPPLEMENT

(To prospectus dated January 31, 2018)

Up to $15,000,000

Common Stock

We have entered into an Open Market Sale AgreementSM, or the Sale Agreement, with Jefferies LLC, or Jefferies, relating to shares of our common stock offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the Sale Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $15.0 million from time to time through Jefferies acting as our agent. This prospectus supplement is only offering $15.0 million in shares of our common stock. We will be required to file another prospectus supplement in the event we want to offer more than $15.0 million in shares of our common stock in accordance with the terms of the Sale Agreement.

Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our common stock registered on the registration statement of which this prospectus supplement forms a part in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million, as measured in accordance with General Instruction I.B.6 of Form S-3. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

Our common stock is listed on The Nasdaq Capital Market under the symbol “CTIC”. On November 14, 2019, the last reported sale price of our common stock was $0.738 per share.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus will be made by any method that is deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on or through The Nasdaq Capital Market. Jefferies is not required to sell any specific amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Jefferies and us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

The compensation to Jefferies for sales of common stock sold pursuant to the Sale Agreement will be an amount equal to 3.0% of the aggregate gross proceeds we receive from each sale of our shares of common stock. See “Plan of Distribution” beginning on page S-35 for additional information regarding compensation to be paid to Jefferies. In connection with the sale of the common stock on our behalf, Jefferies will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Jefferies will be deemed to be underwriting commissions or discounts. We have agreed to indemnify Jefferies against certain civil liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors ” beginning on page S-5 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Jefferies

November 15, 2019

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus, all information incorporated by reference herein and therein, as well as the additional information described under “Where You Can Find Additional Information” on page S-39 of this prospectus supplement. These documents contain information that you should consider when making your investment decision. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

Neither we nor Jefferies has authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

In this prospectus supplement, the terms “CTI,” “Company,” “we,” “us,” “our” and similar terms refer to CTI BioPharma Corp., a Delaware corporation, and its subsidiaries, unless the context otherwise requires. We use “CTI” and other marks as trademarks within the United States and other countries. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain references to our trademarks as well as third-party trademarks. Solely for convenience, trademarks and trade names, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use of third-party trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporated by reference. This summary is not complete and does not contain all the information that you should consider before investing in our common stock pursuant to this prospectus supplement and the accompanying prospectus. Before making an investment decision, to fully understand this offering and its consequences to you, you should carefully read this entire prospectus supplement and the accompanying prospectus, including “Risk Factors” beginning on page S-5 of this prospectus supplement, the financial statements and related notes and the other information that we incorporated by reference herein, including our most recent Annual Report on Form 10-K and each subsequent Quarterly Report on Form 10-Q.

CTI BioPharma Corp.

Overview

We are a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies for blood-related cancers that offer a unique benefit to patients and their healthcare providers. Our goal is to build a profitable company by generating income from products we develop and commercialize, either alone or with partners. We concentrate our efforts on treatments that target blood-related cancers where there is an unmet medical need. In particular, we are focused on evaluating pacritinib, our sole product candidate currently in active development, for the treatment of adult patients with myelofibrosis.

Pacritinib

Pacritinib is an investigational oral kinase inhibitor with specificity for JAK2, FLT3, IRAK1 and CSF1R. The JAK family of enzymes is a central component in signal transduction pathways, which are critical to normal blood cell growth and development, as well as inflammatory cytokine expression and immune responses. Mutations in these kinases have been shown to be directly related to the development of a variety of blood-related cancers, including myeloproliferative neoplasms, leukemia and lymphoma. In addition to myelofibrosis, the kinase profile of pacritinib suggests its potential therapeutic utility in conditions such as acute myeloid leukemia, or AML, myelodysplastic syndrome, or MDS, chronic myelomonocytic leukemia, or CMML, and chronic lymphocytic leukemia, or CLL, due to its inhibition of c-fms, IRAK1, JAK2 and FLT3. We believe pacritinib has the potential to be delivered as a single agent or in combination therapy regimens.

In May 2019, our independent data monitoring committee, or IDMC, for the dose-exploration clinical trial of pacritinib, which we refer to as the PAC203 Phase 2 trial, completed its planned fourth and final interim safety review and recommended that the trial continue without modification. We intend to report final results from the Phase 2 trial to the IDMC by providing them with the final study report. We also expect to report safety and efficacy data from the PAC203 Phase 2 trial at a scientific conference before the end of 2019. In July 2019, we met with the FDA for a Type B, End-of-Phase 2a meeting regarding the continued development of pacritinib and, in September 2019, we initiated patient enrollment in a Phase 3 clinical trial, which we refer to as the PACIFICA Phase 3 trial. The current PACIFICA Phase 3 trial protocol provides for the comparison of the safety and efficacy of 200mg of pacritinib administered twice daily to physician’s choice in adult patients with myelofibrosis and severe thrombocytopenia (platelet counts of less than 50,000 per microliter) who are treatment-naïve or intolerant to ruxolitinib. The current PACIFICA Phase 3 protocol provides for the evaluation of 180 adult patients. Based on a trial of the size provided for in the current PACIFICA Phase 3 trial protocol, we would anticipate topline data from the PACIFICA Phase 3 trial in mid-2021. We previously submitted to the FDA a proposed protocol amendment, which allowed a rapid transition to the PACIFICA Phase 3 trial. Additionally, in July 2019 we announced our decision to undertake an expanded access program, or EAP, for pacritinib for patients in the PAC203 Phase 2 trial. As a result, we extended the PAC203 Phase 2 trial to enable the patients to continue receiving pacritinib through the launch of the EAP. We expect the PACIFICA Phase 3 trial to be conducted at more than 100 sites worldwide with patients randomized in a ratio of 2:1 between pacritinib and physician’s choice. Under the current protocol for the PACIFICA Phase 3 trial, the primary endpoint is the percentage of patients who achieve at least 35% reduction in spleen volume at week 24 and secondary endpoints include the efficacy of pacritinib versus physician’s choice therapy as assessed by the proportion of patients achieving at least a 50% reduction in total symptom score between baseline and week 24, the overall survival of patients treated with pacritinib versus physician’s choice therapy and the percentage of patients treated with pacritinib who self-assess improvement compared to other patients treated with physician’s choice therapy.

In early October 2019, we received correspondence from the FDA asking us to consider incorporating change in total symptom score, or TSS, at week 24 as a co-primary endpoint for the PACIFICA Phase 3 trial. Such a change to the trial protocol would require an increase in the number of patients evaluated over the course of the trial, as well as the costs and time required to complete the trial. We continue to analyze our regulatory options with regards to the assessment of TSS in the trial.

Corporate Information and History

We were incorporated in the State of Washington in 1991. On January 24, 2018, we changed our state of incorporation from the State of Washington to the State of Delaware. Shares of our common stock trade on The Nasdaq Capital Market under the symbol “CTIC.” Our principal executive offices are located at 3101 Western Avenue, Suite 800, Seattle, Washington 98121, and our phone number is (206) 282-7100. Our website is located at www.ctibiopharma.com; however, the information in, or that can be accessed through, our website is not part of or incorporated by reference into this prospectus supplement, the accompanying prospectus or any other filings we make with the United States Securities and Exchange Commission, or the SEC.

THE OFFERING

Common stock offered by us	Shares of common stock having an aggregate offering price of up to $15.0 million. Pursuant to General Instruction I.B.6, in no event will we sell our common stock registered on the registration statement of which this prospectus supplement forms a part in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million, as measured in accordance with General Instruction I.B.6 of Form S-3.

Common stock to be outstanding after this offering	Up to 78,303,928 shares of common stock, assuming sales of 20,325,203 shares in this offering at a public offering price of $0.738 per share, which was the closing price of our common stock on The Nasdaq Capital Market, or Nasdaq, on November 14, 2019. The actual number of shares issued will vary depending on the sales price under this offering and, in any event, may not exceed the number of authorized and available shares under our certificate of incorporation.

Manner of offering	“At-the-market” offering that may be made from time to time through our sales agent, Jefferies LLC. See “Plan of Distribution” on page S-35.

Use of proceeds	We currently plan to use the net proceeds from this offering for our PACIFICA Phase 3 trial, which will compare the safety and efficacy of 200 mg of pacritinib administered twice daily to physician’s choice in 180 adult myelofibrosis patients with severe thrombocytopenia, as well as for general corporate purposes and working capital. Please see “Use of Proceeds” on page S-32.

Dividend policy	We have never declared or paid any cash dividends on our common stock and do not currently anticipate declaring or paying cash dividends on our common stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance operations. In addition, our Loan and Security Agreement with Silicon Valley Bank restricts, and future debt instruments we issue may restrict, our ability to pay dividends on our common stock. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and other factors that our board of directors may deem relevant.

Risk factors	See “Risk Factors” beginning on page S-5 of this prospectus supplement for a discussion of factors that you should read and consider before investing in our securities.

Nasdaq Capital Market symbol	CTIC

RISK FACTORS

Investors should carefully consider the risks described below and in the filings incorporated by reference, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our Quarterly Reports on Form 10-Q, before deciding whether to invest in our securities. The risks described below and those described in the filings incorporated by reference are not the only ones we face. If any of the following risks actually occurs, our business, financial condition or results of operations could be adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment. Our actual results could differ materially from those anticipated in the forward-looking statements made throughout this prospectus supplement and in the documents incorporated by reference as a result of different factors, including the risks we face described below and those described in the filings incorporated by reference.

Risks Related to Our Business

We expect to continue to incur net losses, and we may never achieve profitability.

We were incorporated in 1991 and have incurred a net operating loss every year since our formation. As of September 30, 2019, we had an accumulated deficit of $2.3 billion, and we expect to continue to incur additional net losses. As part of our business plan, we will need to continue to conduct research, development, testing and regulatory compliance activities with respect to our compounds and ensure the procurement of manufacturing and drug supply services, the costs of which, together with projected general and administrative expenses, is expected to result in operating losses for the foreseeable future. There can be no assurances that we will ever achieve profitability.

Our prospects are dependent on the successful development, regulatory approval and commercialization of pacritinib.

Obtaining regulatory approval requires substantial time, effort and financial resources, and without additional financing, we lack sufficient resources to pursue the development of pacritinib. We currently have no commitments or arrangements for any additional financing to fund the development and commercial launch of pacritinib, and we will need to seek additional funding, which may not be available or may not be available on favorable terms. The amount of financing we require is dependent on many factors, such as the number of clinical trial sites, the number of patients in the trial, the pace of patient enrollment and other matters that may impact clinical development, including changes to the trial that we may initiate or that may be requested by the FDA or other regulators, and there can be no assurance as to the amount of funding necessary to fund the development of pacritinib to completion. We could also seek another collaborative partnership for the development and commercialization of pacritinib, which may not be available on reasonable terms or at all. If we partner pacritinib, we may have to relinquish valuable economic rights and would potentially forgo additional economic benefits that could be realized if we continued the development and commercialization activities alone. Even if pacritinib receives approval from the FDA, EMA or other regulatory authorities, we would need to incur significant expenses to support the commercialization and launch of pacritinib, which investment may never be realized if sales are insufficient. As our sole product candidate in active development, our prospects are dependent upon the successful development, approval and commercialization of pacritinib. If we fail to obtain regulatory approval and successfully commercialize pacritinib, our business would be materially and adversely impacted as we have no other product candidates in active clinical development.

We face direct and intense competition from our competitors in the biotechnology and pharmaceutical industries, and we may not compete successfully against them.

Competition in the oncology market is intense and is accentuated by the rapid pace of technological and product development. We anticipate that we will face increased competition in the future as new companies enter the market. Our competitors in the U.S. and elsewhere are numerous and include, among others, major multinational pharmaceutical companies, specialized biotechnology companies and universities and other research institutions. Specifically, if we are successful in bringing pacritinib to market, pacritinib will face competition from the currently approved JAK1/JAK2 inhibitors, Jakafi® / Jakavi® and Inrebic® (fedratinib). Celgene announced FDA approval of Inrebic® for the treatment of adult patients with intermediate-2 or high-risk primary or secondary (post-polycythemia vera or post-essential thrombocythemia) myelofibrosis. Pacritinib may also face competition from momelotinib, which Sierra Oncology acquired from Gilead. In June 2019, Sierra Oncology announced that momelotinib was granted fast track designation by the FDA and has announced the design of a Phase 3 clinical trial planned for launch in the fourth quarter of 2019.

In addition to the specific competitive factors discussed above, new anti-cancer drugs that may be under development or developed and marketed in the future could compete with our various compounds.

Many of our competitors, particularly multinational pharmaceutical companies, either alone or together with their collaborators, have substantially greater financial and technical resources and substantially larger development and marketing teams than us, as well as significantly greater experience than we do in developing, commercializing, manufacturing, marketing and selling products. As a result, products of our competitors might come to market sooner or might prove to be more effective, less expensive, have fewer side effects or be easier to administer than ours. In any such case, sales of any potential future product would likely suffer and we might never recoup the significant investments we have made and will continue to make to develop and market these compounds.

Even if pacritinib or other compounds we may develop are successful in clinical trials and receive regulatory approvals, we or our collaboration partners may not be able to successfully commercialize them.

The development and ongoing clinical trials for pacritinib and other compounds we may develop may not be successful and, even if they are, the resulting products may never be successfully developed into commercial products. Even if we are successful in our clinical trials and in obtaining other regulatory approvals, our products may not reach or remain in the market for a number of reasons including:

∎	they may be found ineffective or cause harmful side effects;

∎	they may be difficult to manufacture on a scale necessary for commercialization;

∎

they may experience excessive product loss due to contamination, equipment failure, inadequate transportation or storage, improper installation or operation of equipment, vendor or operator error, natural disasters or other catastrophic events, inconsistency in yields or variability in product characteristics;

∎	they may be uneconomical to produce;

∎	political and legislative changes may make the commercialization of pacritinib, or any other product candidates we may develop in the future, more difficult;

∎	we may fail to obtain reimbursement approvals or pricing that is cost effective for patients as compared to other available forms of treatment or that covers the cost of production and other expenses;

∎	they may not compete effectively with existing or future alternatives;

∎	we may be unable to develop commercial operations and to sell marketing rights;

∎	they may fail to achieve market acceptance; or

∎	we may be precluded from commercialization of a product due to proprietary rights of third parties.

Uncertainty and speculation continue regarding the possible repeal of all or a portion of the Patient Protection and Affordable Care Act through legislative action, as well as possible changes to the regulations implemented under the Patient Protection and Affordable Care Act by the Department of Health and Human Services. The uncertainty this causes for the healthcare industry could also adversely affect the commercialization of our products. If we fail to commercialize products or if our future products do not achieve significant market acceptance, we will not likely generate significant revenues or become profitable.

We will need to raise additional funds to operate our business, but additional funds may not be available on acceptable terms, or at all. Any inability to raise required capital when needed could harm our liquidity, financial condition, business, operating results and prospects.

We have substantial operating expenses associated with the development of pacritinib, and we have significant contractual payment obligations. Our available cash, cash equivalents and short-term investments were $46.7 million as of September 30, 2019. We received a $10.0 million milestone payment from Teva Pharmaceutical Industries Ltd. in February 2019 relating to the achievement of a worldwide net sales milestone of TRISENOX in December 2018. However, we believe that our present financial resources will only be sufficient to fund our operations into the third quarter of 2020. This raises substantial doubt about our ability to continue as a going concern and we will need to raise substantial additional capital in the near term in order to fund our operations through and beyond the third quarter of 2020 and to continue as a going concern thereafter. See Note 1 to our condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for additional information on our assessment. Uncertainty regarding our ability to continue as a going concern could also have a material and adverse impact on the price of our common stock, which could negatively impact our ability to raise sufficient funds to continue development of pacritinib and continue as a going concern. In addition, cash forecasts and capital requirements are subject to change as a result of a variety of risks and uncertainties. Developments in and expenses associated with our clinical trials and other research and development activities, including regulatory approval developments, our ability to consummate appropriate collaborations for development and commercialization activities, our ability to reach milestones triggering payments under applicable contractual arrangements, receive the associated payments, litigation and other disputes, competitive market developments and other unplanned expenses or business developments may consume capital resources earlier than planned. Due to these and other factors, any forecast for the period for which we will have sufficient resources to fund our operations, as well as any other operational or business projection we have disclosed, or may, from time to time, disclose, may fail.

We will need to acquire additional funds in order to develop our business and continue the development of pacritinib. We may seek to raise such capital through public or private equity financings, partnerships, collaborations, joint ventures, disposition of assets, debt financings or restructurings, bank borrowings or other sources of financing. However, our ability to raise capital is subject to a number of risks, uncertainties, constraints and consequences, including, but not limited to, the following:

∎

our ability to raise capital through the issuance of additional shares of our common stock or convertible securities is restricted by the limited number of our authorized shares available for issuance, the potential difficulty of obtaining stockholder approval to increase authorized shares and the restrictive covenants under our secured term loan agreement;

∎	issuance of equity-based securities will dilute the proportionate ownership of existing stockholders;

∎	our ability to obtain further funds from any potential loan arrangements is limited by our existing loan and security agreement;

∎	certain financing arrangements may require us to relinquish rights to various assets and/or impose more restrictive terms than any of our existing or past arrangements;

∎	we may be required to meet additional regulatory requirements, and we may be subject to certain contractual limitations, which may increase our costs and harm our ability to obtain funding;

∎	for so long as our non-affiliate public float does not exceed $75 million, our ability to file or use shelf registration statements on Form S-3 to raise capital will be limited; and

∎

if we are not listed on the Nasdaq or any stock exchange, whether due to a failure to regain compliance with the minimum bid price requirement (as discussed below) or otherwise, our ability to raise capital will be adversely impacted.

For these and other reasons, additional funding may not be available on favorable terms or at all. If we raise additional funds by issuing equity or equity-linked securities, our stockholders may experience dilution. If we fail to obtain additional capital when needed, we may be required to delay, scale back or eliminate some or all of our research and development programs, reduce our selling, general and administrative expenses, be unable to attract and retain highly qualified personnel, refrain from making our contractually required payments when due (including debt payments) and/or be forced to cease operations, liquidate our assets and possibly seek bankruptcy protection. Any of these consequences could harm our business, financial condition, operating results and prospects.

The extent to which we rely on the Sale Agreement with Jefferies as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If sufficient funding from the Sale Agreement were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $15.0 million in shares of our common stock under the Sale Agreement, we will still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could have a material adverse effect on our business, operating results, financial condition and prospects, including on our ability to continue as a going concern.

We may never be able to generate significant product revenues.

We anticipate that, for at least the next several years, our ability to generate significant revenues and become profitable will be dependent on our ability to obtain regulatory approval for and successfully commercialize pacritinib. If we are unable to successfully commercialize our development stage or approved products as planned, our business, financial condition, operating results and prospects could be harmed.

We are dependent on third-party service providers for a number of critical operational activities including, in particular, for the manufacture, testing and distribution of our compounds and associated supply chain operations, as well as for clinical trial activities. Any failure or delay in these undertakings by third parties could harm our business.

Our business is dependent on the performance by third parties of their responsibilities under contractual relationships. In particular, we rely heavily on third parties for the manufacture and testing of our compounds. We do not have internal analytical laboratory or manufacturing facilities to allow the testing or production of our compounds in compliance with GLP and cGMP. As a result, we rely on third parties to supply us in a timely manner with manufactured products or product candidates. We may not be able to adequately manage and oversee the manufacturers we choose, they may not perform as agreed or they may terminate their agreements with us. In particular, we depend on third-party manufacturers to conduct their operations in compliance with GLP and cGMP or similar standards imposed by the U.S. and/or applicable foreign regulatory authorities, including the FDA and EMA. Any of these regulatory authorities may take action against a contract manufacturer who violates GLP and cGMP. Failure of our manufacturers to comply with FDA, EMA or other applicable regulations may cause us to curtail or stop the manufacture of such products until we obtain regulatory compliance, and could subject us to penalties.

We may not be able to obtain sufficient quantities of our compounds if we are unable to secure manufacturers when needed, or if our designated manufacturers do not have the capacity or otherwise fail to manufacture compounds according to our schedule and specifications or fail to comply with cGMP regulations. In particular, in connection with the transition of the manufacturing of drug supply to successor vendors, we could face logistical, scaling or other challenges that may adversely affect supply. Furthermore, in order to ultimately obtain and maintain applicable regulatory approvals, any manufacturers we utilize are required to consistently produce the respective compounds in commercial quantities and of specified quality or execute fill-finish services on a repeated basis and document their ability to do so, which is referred to as process validation. In order to obtain and maintain regulatory approval of a compound, the applicable regulatory authority must consider the result of the applicable process validation to be satisfactory and must otherwise approve of the manufacturing process. Even if our compound manufacturing processes obtain regulatory approval and sufficient supply is available to complete clinical trials necessary for regulatory approval, there are no guarantees we will be able to supply the quantities necessary to effect a commercial launch of the applicable drug, or once launched, to satisfy ongoing demand. Any shortage could also impair our ability to deliver contractually required supply quantities to applicable collaborators, as well as to complete any additional planned clinical trials.

We also rely on third-party service providers for certain warehousing, transportation, sales, order processing, distribution and cash collection services. With regard to the distribution of our compounds, we depend on third-party distributors to act in accordance with GDP, and the distribution process and facilities are subject to continuing regulation by applicable regulatory authorities with respect to the distribution and storage of products.

In addition, we depend on medical institutions and CROs (together with their respective agents) to conduct clinical trials and associated activities in compliance with GCP and in accordance with our timelines, expectations and requirements. To the extent any such third parties are delayed in achieving or fail to meet our clinical trial enrollment expectations, fail to conduct our trials in accordance with GCP or study protocol or otherwise take actions outside of our control or without our consent, our business may be harmed. Furthermore, we conduct clinical trials in foreign countries, subjecting us to additional risks and challenges, including, in particular, as a result of the engagement of foreign medical institutions and foreign CROs, who may be less experienced with regard to regulatory matters applicable to us and may have different standards of medical care.

With regard to certain of the foregoing clinical trial operations and stages in the manufacturing and distribution chain of our compounds, we rely on single vendors. In addition, in the event pacritinib is approved, we will initially have only one commercial supplier for pacritinib. We may in the future seek to qualify an additional manufacturer of pacritinib, but the process for qualifying a manufacturer, and seeking prior regulatory approval for a new manufacturer, can be lengthy and expensive and may not occur on a timely basis or at all. The use of single vendors for core operational activities, such as clinical trial operations, manufacturing and distribution, and the resulting lack of diversification, exposes us to the risk of a material interruption in service related to these single, outside vendors. As a result, our exposure to this concentration risk could harm our business.

Although we monitor the compliance of our third-party service providers performing the aforementioned services, we cannot be certain that such service providers will consistently comply with applicable regulatory requirements or that they will otherwise timely satisfy their obligations to us. Any such failure and/or any failure by us to monitor their services and to plan for and manage our short and long term requirements underlying such services could result in shortage of the compound, delays in or cessation of clinical trials, failure to obtain or revocation of product approvals or authorizations, product recalls, withdrawal or seizure of products, suspension of an applicable wholesale distribution authorization and/or distribution of products, operating restrictions, injunctions, suspension of licenses, other administrative or judicial sanctions (including civil penalties and/or criminal prosecution) and/or unanticipated related expenditures to resolve shortcomings. Such consequences could have a significant impact on our business, financial condition, operating results or prospects.

We are party to a loan and security agreement that contains operating and financial covenants that may restrict our business and financing activities and we may be required to repay the outstanding indebtedness in an event of default, which could have a materially adverse effect on our business.

In November 2017, we entered into a loan and security agreement with Silicon Valley Bank, which was amended in May 2018, the proceeds of which were partially used to repay in full all outstanding indebtedness under a prior loan and security agreement.

Borrowings under this loan and security agreement are secured by substantially all of our assets except intellectual property and subject to certain other exceptions. The loan and security agreement restricts our ability, among other things, to:

∎	sell, transfer or otherwise dispose of any of our business assets or property, subject to limited exceptions;

∎	make material changes to our business or management;

∎	enter into transactions resulting in significant changes to the voting control of our stock;

∎	make certain changes to our organizational structure;

∎	consolidate or merge with other entities or acquire other entities;

∎	incur additional indebtedness or create encumbrances on our assets;

∎	pay dividends, other than dividends paid solely in our common shares, or make distributions on and, in certain cases, repurchase our capital stock;

∎	enter into certain transactions with our affiliates;

∎	repay subordinated indebtedness; or

∎	make certain investments.

In addition, we are required under our loan agreement and security agreement to comply with various affirmative covenants. The covenants and restrictions and obligations in our loan and security agreement, as well as any future financing agreements that we may enter into, may restrict our ability to finance our operations, engage in business activities or expand or fully pursue our business strategies. Our ability to comply with these covenants may be affected by events beyond our control, and we may not be able to meet those covenants. A breach of any of these covenants, including a material adverse change in our business, operations or condition (financial or otherwise) could result in a default under the loan and security agreement, which could cause all of the outstanding indebtedness under the facility to become immediately due and payable.

If we are unable to generate sufficient cash available to repay our debt obligations when they become due and payable, either when they mature, or in the event of a default, we may not be able to obtain additional debt or equity financing on favorable terms, if at all, which may negatively impact our business operations and financial condition.

If we are unable to recruit, retain, integrate and motivate senior management, other key personnel and directors, or if such persons are unable to perform effectively, our business could suffer.

Our future success depends, in part, on our ability to continue to attract and retain senior management, other key personnel and directors to enable the execution of our business plan and to identify and pursue new opportunities. Additionally, our productivity and the quality of our operations are dependent on our ability to integrate and train our new personnel quickly and effectively. In February 2017, we announced the appointment of Adam Craig, M.D., Ph.D., as President and Chief Executive Officer effective March 2017, and also in September 2017, we announced the appointment of Bruce J. Seeley as Executive Vice President, Chief Operating Officer and David H. Kirske as Chief Financial Officer. In December 2018, we announced a restructuring plan to improve efficiencies and reduce costs within the organization, which resulted in workforce reductions impacting approximately half of the total number of our employees immediately prior to the restructuring. These leadership transitions, management changes and the recent reduction in force can be difficult to manage and may create uncertainty or disruption to our business, increase the likelihood of turnover in our other officers and employees and negatively impact our ability to recruit.

Directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and stockholder claims, as well as governmental, creditor and other claims that may be made against them. Due to these and other reasons, such persons are also becoming increasingly concerned with the availability of directors and officers liability insurance to pay on a timely basis the costs incurred in defending such claims. We currently carry directors and officers liability insurance. However, directors and officers liability insurance is expensive and can be difficult to obtain, particularly for companies like ours that have had a history of litigation. In addition, the cost of obtaining directors and officers liability insurance recently has been increasing while applicable coverage has been decreasing and self-insured retention levels have been increasing, which requires us to pay higher premiums and reserve for higher self-insurance retention levels. If we are unable to continue to provide directors and officers sufficient liability insurance at affordable rates or at all, or if directors and officers perceive our ability to do so in the future to be limited, it may become increasingly more difficult to attract and retain management and qualified directors to serve on our Board of Directors.

The loss of the services of senior management, other key personnel or directors and/or the inability to timely attract or integrate such persons could significantly delay or prevent the achievement of our development and strategic objectives and may adversely affect our business, financial condition and operating results.

If we are unable to in-license or acquire additional product candidates, our future product portfolio and potential profitability could be harmed.

One component of our business strategy is the in-licensing and acquisition of drug compounds developed by other pharmaceutical and biotechnology companies or academic research laboratories, such as pacritinib. Competition for new promising compounds and commercial products can be intense. If we are not able to identify future in-licensing or acquisition opportunities and enter into arrangements on acceptable terms, our future product portfolio and potential profitability could be harmed.

We may owe additional amounts for VAT related to our operations in Europe.

Our European operations are subject to the VAT which is usually applied to all goods and services purchased and sold throughout Europe. We historically carried out research and development activities in Italy and incurred value added tax, or VAT, from Italian suppliers on the acquisition of goods and services in Italy. This VAT should be considered as an input VAT credit. We treated the majority of our sales made in Italy without output VAT (on the basis that the supplies should be considered outside the scope of Italian VAT). This resulted in the value of input VAT exceeding the value of output VAT, and accordingly we submitted a refund claim for the VAT. The Italian Tax Authority, or the ITA, has challenged the treatment of the sales transactions and claimed that the sales transactions made by us should have been subject to output VAT. Our Italian VAT receivable was $4.3 million and $4.5 million as of September 30, 2019 and December 31, 2018, respectively.

On April 14, 2009, December 21, 2009 and June 25, 2010, the ITA issued notices of assessment to CTI (Europe) based on the ITA’s audit of CTI (Europe)’s VAT returns for the years 2003, 2005, 2006 and 2007. The ITA audits concluded that CTI (Europe) did not collect and remit VAT on certain invoices issued to non-Italian clients for services performed by CTI (Europe). The assessments, including interest and penalties, for the years 2003, 2006 and 2007 are €0.6 million, €2.7 million and €0.9 million, respectively. While we are defending ourselves against the assessments both on procedural grounds and on the merits of the case, there can be no assurances that we will be successful in such defense. The 2005 VAT assessment was decided in favor of the Company by the Italian Supreme Court, with no further potential liabilities for the Company. Further information pertaining to these cases can be found in Part I, Item 1, “Notes to Condensed Consolidated Financial Statements, Note 9. Contingencies” of our Quarterly Report on Form 10-Q filed with the SEC on November 4, 2019 and is incorporated by reference herein. If the final decision of the Italian Supreme Court is unfavorable to us, or if, in the interim, the ITA were to make a demand for payment and we were to be unsuccessful in suspending collection efforts, we may be requested to pay to the ITA an amount up to €4.2 million, or approximately $4.6 million converted using the currency exchange rate as of September 30, 2019, including interest and penalties for the period lapsed between the date in which the assessments were issued and the date of effective payment.

We are currently subject to certain regulatory and legal proceedings, and may in the future be subject to additional proceedings and/or allegations of wrong-doing, which could harm our financial condition and operating results.

We are currently, and may in the future be, subject to regulatory matters and legal claims, including possible securities, derivative, consumer protection and other types of proceedings pursued by individuals, entities or regulatory bodies. For more information, see Part I, Item 1, “Notes to Condensed Consolidated Financial Statements, Note 9. Contingencies” of our Quarterly Report on Form 10-Q filed with the SEC on November 4, 2019. Additionally, we were previously required to supply documents in response to a subpoena from the SEC in connection with an investigation into potential federal securities law violations; however, in August 2018, the SEC staff sent a letter stating that it had concluded its investigation of us, and, based on information it had as of that date, it did not intend to recommend an enforcement action against us. Litigation and regulatory proceedings are subject to inherent uncertainties, and we have had and may in the future have unfavorable rulings and settlements. Adverse outcomes may result in significant monetary damages and penalties or injunctive relief against us. It is possible that our financial condition and operating results could be harmed in any period in which the effect of an unfavorable final outcome becomes probable and reasonably estimable. If an unfavorable ruling were to occur in any of the legal proceedings we are or may be subject to, our business, financial condition, operating results and prospects could be harmed. The ultimate outcome of litigation and other claims is subject to inherent uncertainties, and our view of these matters may change in the future.

We cannot predict with certainty the eventual outcome of any litigation or regulatory proceedings we are or may be party to in the future. In addition, negative publicity resulting from any allegations of wrong-doing could harm our business, regardless of whether the allegations are valid or whether there is a finding of liability. Furthermore, we may have to incur substantial time and expense in connection with such lawsuits and management’s attention and resources could be diverted from operating our business as we respond to the litigation. Our insurance policies are subject to high deductibles or self-insured retention amounts and there is no guarantee that the insurance will cover any specific claim that we currently face or may face in the future, or that it will be adequate to cover all potential liabilities and damages. In the event of negative publicity resulting from allegations of wrong-doing and/or an adverse outcome under any currently pending or future lawsuit, our business could be materially harmed.

A variety of risks associated with international operations could materially adversely affect our business.

If we engage in significant cross-border activities, we will be subject to risks related to international operations, including:

∎	different regulatory requirements for initiating clinical trials and maintaining approval of drugs in foreign countries;

∎	reduced protection for intellectual property rights in certain countries;

∎	unexpected changes in tariffs, trade barriers and regulatory requirements;

∎	economic weakness, including inflation, political instability or open conflict in particular foreign economies and markets;

∎	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

∎	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations of doing business in another country;

∎	workforce uncertainty in countries where labor unrest is more common than in North America;

∎

likelihood of potential or actual violations of domestic and international anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act, or of U.S. and international export control and sanctions regulations, which likelihood may increase with an increase of operations in foreign jurisdictions;

∎	tighter restrictions on privacy, data protection, and the collection and use of data, including genetic material, may apply in jurisdictions outside of North America; and

∎	business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

If any of these issues were to occur, our business could be materially harmed.

Our net operating losses may not be available to reduce future income tax liability.

We have substantial tax loss carryforwards for U.S. federal income tax purposes, but our ability to use such carryforwards to offset future income or tax liability is limited under section 382 of the Internal Revenue Code of 1986, as amended, as a result of prior changes in the stock ownership of our company. Moreover, future changes in the ownership of our stock, including those resulting from issuance of shares of our common stock upon exercise of outstanding warrants, may further limit our ability to use our net operating losses.

Changes in tax laws or regulations that are applied adversely to us or our customers may have a material adverse effect on our business, cash flow, financial condition or results of operations.

New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could affect the tax treatment of our domestic and foreign earnings. Any new taxes could adversely affect our domestic and international business operations, and our business and financial performance. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. For example, the United States signed into law, on December 22, 2017, tax reform legislation commonly referred to as the U.S. Tax Cuts and Jobs Act of 2017, or the 2017 Tax Act. The 2017 Tax Act significantly revises the U.S. corporate income tax by, among other things, lowering the statutory corporate tax rate from 34% to 21%, eliminating certain deductions, imposing a mandatory one-time tax on accumulated earnings of foreign subsidiaries, introducing new tax regimes, and changing how foreign earnings are subject to U.S. tax. The 2017 Tax Act also enhances and extends through 2026 the option to claim accelerated depreciation deductions on qualified property. We have completed our determination of the accounting implications of the 2017 Tax Act. The rate adjustment to deferred tax assets, a discrete item for the quarter, is fully offset by a decrease in the valuation allowance: there is therefore no rate impact to us. In addition, there is no impact to current or deferred taxes related to the one-time deemed repatriation, as our foreign subsidiaries do not have cumulative positive earnings and profits. We are continuing to evaluate the impact of the 2017 Tax Act as further guidance is released. The foregoing items could have a material adverse effect on our business, cash flow, financial condition or results of operations.

We could be subject to additional income tax liabilities.

We are subject to income taxes in the United States and certain foreign jurisdictions. We use significant judgment in evaluating our worldwide income-tax provision. During the ordinary course of business, we conduct many transactions for which the ultimate tax determination is uncertain. For example, our effective tax rates could be adversely affected by earnings being lower than anticipated in countries where we have lower statutory rates and higher than anticipated in countries where we have higher statutory rates, by changes in currency exchange rates, by changes in the valuation of our deferred tax assets and liabilities or by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations. We are subject to audit in various jurisdictions, and such jurisdictions may assess additional income tax against us. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different from our historical income-tax provisions and accruals. The results of an audit or litigation could have a material effect on our operating results or cash flows in the period or periods for which that determination is made.

Our international operations subject us to potential adverse tax consequences.

We generally conduct our international operations through wholly owned subsidiaries and report our taxable income in various jurisdictions worldwide based upon our business operations in those jurisdictions. Our intercompany relationships are subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions. The relevant taxing authorities may disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations. We believe that our financial statements reflect adequate reserves to cover such a contingency, but there can be no assurances in that regard.

We are subject to risk regarding currency exchange rate fluctuations associated with the translation of monetary amounts in foreign currencies into U.S. dollars.

We are exposed to risks associated with the translation of euro-denominated financial results and accounts into U.S. dollars for financial reporting purposes. The carrying value of the assets and liabilities, as well as the reported amounts of revenues and expenses, will be affected by fluctuations in the value of the U.S. dollar as compared to the euro. Certain of our transactions denote monetary amounts in foreign currencies, and consequently, the ultimate financial impact to us from a U.S. dollar perspective is subject to significant uncertainty. Furthermore, the referendum in the United Kingdom in June 2016, in which the majority of voters voted in favor of an exit from the European Union has resulted in increased volatility in the global financial markets and caused severe volatility in global currency exchange rate fluctuations that resulted in the strengthening of the U.S. dollar against the euro. Changes in the value of the U.S. dollar as compared to foreign currencies (in particular, the euro) might have an adverse effect on our reported operating results and financial condition.

Because there is a risk of product liability associated with developing and commercializing pharmaceuticals, we face potential difficulties in obtaining insurance, and if product liability lawsuits were to be successfully brought against us, our business may be harmed.

Our business exposes us to potential product liability risks inherent in the testing, manufacturing, marketing and sale of human pharmaceutical products. If our insurance covering a compound is not maintained on acceptable terms or at all, we might not have adequate coverage against potential liabilities. Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products we develop. A successful product liability claim could also exceed our insurance coverage and could harm our financial condition and operating results.

The illegal distribution and sale by third parties of counterfeit versions of a product or stolen product could have a negative impact on our reputation and business.

Third parties might illegally distribute and sell counterfeit or unfit versions of a product that do not meet our rigorous manufacturing and testing standards. A patient who receives a counterfeit or unfit product may be at risk for a number of dangerous health consequences. Our reputation and business could suffer harm as a result of counterfeit or unfit product sold under our brand name. In addition, thefts of inventory at warehouses, plants or while in-transit, which are not properly stored and which are sold through unauthorized channels, could adversely impact patient safety, our reputation and our business.

We may be subject to claims relating to improper handling, storage or disposal of hazardous materials.

Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. We are subject to federal, state and local laws and regulations, both internationally and domestically, governing the use, manufacture, storage, handlings, treatment, transportation and disposal of such materials and certain waste products and employee safety and health matters. Although we believe that our safety procedures for handling and disposing of such materials comply with applicable law and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated completely. In the event of such an accident, we could be held liable for any damages that result and any such liability not covered by insurance could exceed our resources. Compliance with environmental, safety and health laws and regulations may be expensive, and current or future environmental regulations may impair our research, development or production efforts.

We depend on sophisticated information technology systems to operate our business and a cyber-attack or other breach of these systems could have a material adverse effect on our business.

We rely on information technology systems to process, transmit and store electronic information in our day-to-day operations. The size and complexity of our information technology systems makes them vulnerable to a cyber-attack, malicious intrusion, breakdown, destruction, loss of data privacy or other significant disruption. Any such successful attacks could result in the theft of intellectual property or other misappropriation of assets, result in the loss or disclosure of personal data, or otherwise compromise our confidential or proprietary information and disrupt our operations. Cyber-attacks are becoming more sophisticated and frequent. We have invested in our systems and the protection of our data to reduce the risk of an intrusion or interruption, and we monitor our systems on an ongoing basis for any current or potential threats. We anticipate needing to make further investments in protecting against these matters going forward. There can be no assurance that these measures and efforts will prevent future interruptions, breakdowns, security breach or other incidents. If we fail to maintain or protect our information technology systems and data integrity effectively or fail to anticipate, plan for or manage significant disruptions to these systems, we could find it necessary or advisable to need to notify individuals, government agencies, or others, have difficulty preventing, detecting and controlling fraud, have disputes with customers, physicians and other health care professionals, face private litigation, be subject to negative publicity and harm to our reputation, face regulatory investigations and have regulatory sanctions or penalties imposed, have increases in operating expenses, incur expenses or lose revenues, be exposed to increased costs including remediation costs, disruption of operations, or increased cybersecurity protection costs, or suffer other adverse consequences, any of which could have a material adverse effect on our business, results of operations, financial condition, prospects and cash flows. Further, any security breach, interruption, or other breakdown may take longer than anticipated to remediate or otherwise address. Our contract manufacturers and other service providers face similar risks with respect to interruptions, breakdowns, and other security incidents, and any incidents suffered by our service providers can result in similar impacts upon our business, results of operations, financial condition, prospects and cash flows.

While we maintain insurance, our insurance may be insufficient to cover all liabilities incurred by any security incidents. We also cannot be certain that our insurance coverage will be adequate for liabilities actually incurred, that insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, operating results, and reputation.

In addition, any security incident could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, including state data protection regulations and the E.U. General Data Protection Regulation and other regulations, the breach of which could result in significant penalties.

We or the third parties upon whom we depend may be adversely affected by earthquakes or other natural disasters and our business continuity and disaster recovery plans may not adequately protect us from serious disaster.

Our headquarters are located in Seattle, Washington. We are vulnerable to natural disasters such as earthquakes that could disrupt our operations. If a natural disaster, power outage, fire or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as the manufacturing facilities of our third-party contract manufacturers, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. We may not carry sufficient business interruption insurance to compensate us for all losses that may occur. The disaster recovery and business continuity plans we have in place may not be adequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of a natural disaster or earthquake, which could have a material adverse effect on our business, and we could potentially lose valuable data and other items. The occurrence of any of the foregoing could have a material adverse effect on our business.

We implemented a restructuring plan in December 2018, which we cannot guarantee will achieve its intended benefits.

In December 2018, we announced a restructuring plan to improve our efficiencies and reduce costs. We have incurred significant costs to implement this restructuring plan, and the implementation of the restructuring plan may subject us to litigation risks and expenses. Moreover, while we currently expect to realize cost savings of approximately $20 million primarily associated with reduced employee costs over the three years from December 2018 as a result of our restructuring plan, there can be no assurance that the restructuring plan will achieve its intended benefits. In addition, our restructuring plan may have other consequences, such as attrition beyond our planned reduction in workforce, a negative effect on employee morale and productivity or our ability to attract highly skilled employees. As a result, our restructuring plan and its implementation could have a material adverse effect on our business, results of operations, financial condition, prospects and cash flows.

We will incur a variety of costs for, and may never realize the anticipated benefits of, acquisitions, collaborations or other strategic transactions.

We evaluate and undertake acquisitions, collaborations and other strategic transactions from time to time. The process of negotiating these transactions, as well as integrating any acquisitions and implementing any strategic alliances, may result in operating difficulties and expenditures. In addition, these transactions may require significant management attention that would otherwise be available for ongoing development of our business, whether or not any such transaction is ever consummated. These undertakings could also result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to intangible assets, and we may never realize the anticipated benefits. In addition, following the consummation of a transaction, our results of operations and the market price of our common stock may be affected by factors different from those that affected our results of operations and the market price of our common stock prior to such acquisition. Any of the foregoing consequences resulting from transactions of the type described above could harm our business, financial condition, operating results or prospects.

Risks Related to the Development, Clinical Testing and Regulatory Approval of Our Product Candidates

The regulatory approval process for pacritinib has been subject to delay and uncertainty associated with clinical holds placed on pacritinib clinical trials in February 2016 and the withdrawal of the MAA in Europe. While the full clinical hold on pacritinib trials has been removed and the dose-exploration trial for pacritinib has been completed, further registration clinical trials for pacritinib could be subject to further delay or we could be prevented from further studying pacritinib or seeking its commercialization.

On February 8, 2016, the FDA notified us that a full clinical hold had been placed on pacritinib clinical trials. A full clinical hold is a suspension of the clinical work requested under an IND application. Under the full clinical hold, all patients on pacritinib at the time of the hold order were required to discontinue pacritinib immediately, and no new patients could be enrolled or start pacritinib as initial or crossover treatment. In January 2017, the full clinical hold was removed following review of our complete response submission which included, among other items, final Clinical Study Reports for both PERSIST-1 and 2 trials and FDA agreement on a proposed study design for a dose-exploration clinical trial. In July 2017, we enrolled the first patient in the PAC203 Phase 2 trial, which evaluated the safety and efficacy of three dosing schedules over 24 weeks in patients with myelofibrosis previously treated with ruxolitinib. In October 2018, we announced the continuation of the PAC203 Phase 2 trial without modification, following a planned second interim data review by the independent data monitoring committee, or IDMC. Following meetings with the FDA and EMA and in consultation with the IDMC, we eliminated the interim efficacy analysis and focused the second IDMC review, and all subsequent data reviews, on an assessment of safety. We completed a Type C meeting with the FDA in December 2018 and received input on key elements of the design of the PACIFICA Phase 3 trial in adult patients with myelofibrosis (primary myelofibrosis, post-polycythemia vera myelofibrosis, or post-essential thrombocythemia myelofibrosis) and who have severe thrombocytopenia (platelet counts of less than 50,000 per microliter). In July 2019, we met with the FDA for a Type B, End-of-Phase 2a meeting regarding the continued development of pacritinib, and in September 2019, we initiated patient enrollment in a Phase 3 clinical trial, which we refer to as the PACIFICA Phase 3 trial. The current PACIFICA Phase 3 trial protocol provides for the comparison of the safety and efficacy of 200mg of pacritinib administered twice daily to physician’s choice in adult patients with myelofibrosis and severe thrombocytopenia who are treatment-naive or intolerant to ruxolitinib. The current PACIFICA Phase 3 protocol provides for the evaluation of 180 adult patients. Although the IDMC completed its fourth and final interim safety review in May 2019 and recommended that the PAC203 Phase 2 trial continue without modification, we cannot be certain that the PACIFICA Phase 3 trial will be sufficient for regulatory approval. Under the current protocol for the PACIFICA Phase 3 trial, the primary endpoint is the percentage of patients who achieve at least 35% reduction in spleen volume at week 24 and secondary endpoints include, among others, the efficacy of pacritinib versus physician’s choice therapy as assessed by the proportion of patients achieving at least a 50% reduction in total symptom score between baseline and week 24. Even if the current primary endpoint of the PACIFICA Phase 3 trial is achieved, the FDA may determine that the benefit/risk profile of pacritinib at the dose selected for the PACIFICA Phase 3 trial does not support approval based on the results of such trial, previously identified FDA concerns regarding safety and dosing limitations of pacritinib, including FDA concerns identified in connection with our previous PERSIST-1 and 2 trials, or otherwise. We also cannot be certain of the anticipated timing of the results from the PAC203 Phase 2 trial and the PACIFICA Phase 3 trial. The FDA may request additional information regarding pacritinib or require us to pursue new clinical safety trials with changes to, among other things, protocol, study design or sample size, which could cause significant delays in completion of these studies. For example, in early October 2019, we received correspondence from the FDA asking us to consider incorporating change in TSS at week 24 as a co-primary endpoint for the PACIFICA Phase 3 trial. Such a change to the trial protocol would require an increase in the number of patients evaluated over the course of the trial, as well as the costs and time required to complete the trial. We continue to analyze our regulatory options with regards to the assessment of TSS in the trial. If investors view negatively the FDA’s suggested change or other potential changes to the PACIFICA Phase 3 trial protocol that would increase the cost of the study and prolong the study, we will be significantly hindered in our ability to obtain sufficient financing to complete the PACIFICA Phase 3 trial.

Additionally, in July 2019 we announced an expanded access program, or EAP, for pacritinib for patients in the PAC203 Phase 2 trial. To facilitate the EAP, we have extended the PAC203 Phase 2 trial to enable trial participants to continue receiving pacritinib through the launch of our EAP. Patients who receive access to unapproved drugs through compassionate use or expanded access programs have life-threatening illnesses and generally have exhausted all other available therapies. The risk for serious adverse events, including those which may be unrelated to pacritinib, in this patient population is high and could have a negative impact on the safety profile of pacritinib, which could cause significant delays or impair our ability to obtain regulatory approval for pacritinib.

Further, in the EMA’s initial assessment report regarding our original MAA, the CHMP determined that the current application was not approvable because of major objections in the areas of efficacy, safety (hematological and cardiovascular toxicity) and the overall risk-benefit profile of pacritinib. After the filing of the original MAA, data from the second phase 3 trial of pacritinib, PERSIST-2, were reported. Following discussions with the EMA about how PERSIST-2 data might address the major objections and how to integrate the data into the current application, we withdrew the original MAA, and submitted a new application for the treatment of patients with myelofibrosis who have thrombocytopenia (platelet counts less than 100,000 per microliter). The new MAA was validated by the EMA in July 2017; however, we withdrew the MAA in February 2019 following interactions with CHMP, during which we learned that CHMP was likely to formally adopt a negative opinion in its evaluation of the application. CHMP indicated that the risk-benefit profile for pacritinib for the intended indication has not been sufficiently established with the clinical data available to date. For additional information regarding the status of our clinical development efforts, see “Prospectus Supplement Summary.”

The submission of new marketing applications, complying with any additional requests for information from the FDA or EMA or making any changes to protocol, study design, or sample size may be time-consuming, expensive and delay or prevent our ability to continue to study pacritinib. If we are unable to adequately address any previous or further recommendations, concerns, requests, or objections in a manner satisfactory to the FDA or EMA, as applicable, in a timely manner, or at all, we could be delayed or prevented from seeking commercialization of pacritinib.

We previously sought accelerated approval and requested priority review of our NDA for pacritinib. However, following the full clinical hold placed on pacritinib in February 2016, we subsequently withdrew our NDA. In early October 2019, we received correspondence from the FDA asking us to consider incorporating change in total symptom score, or TSS, at week 24 as a co-primary endpoint for the PACIFICA Phase 3 trial. Such a change to the trial protocol would require an increase in the number of patients evaluated over the course of the trial, as well as the costs and time required to complete the trial. We continue to analyze our regulatory options with regards to the assessment of TSS in the trial. If investors view negatively FDA’s suggested change or other potential changes to the PACIFICA Phase 3 trial protocol that would increase the cost of the study and prolong the study, or if we are unable to expedite the regulatory approval process, we may be required to pursue strategic alternatives for the development of pacritinib and/or our company. Our ability to expedite the regulatory approval process is highly uncertain and we may be unsuccessful.

If development and commercialization collaborations we enter into are not successful, or if we are unable to enter into additional collaborations, we may not be able to effectively develop and/or commercialize our compounds, which could have a material adverse effect on our business.

Historically, we have entered into development and commercialization collaborations to help advance the development of our product candidates. We evaluate collaboration opportunities from time to time and if we enter into such collaborations in the future, our business may become increasingly dependent on the success of such collaborations. Additionally, if we do not successfully enter into additional collaborations when needed, we may be unable to further develop and commercialize the applicable compounds, generate revenues to sustain or grow our business or achieve profitability, which would harm our business, financial condition, operating results and prospects.

Compounds that appear promising in research and development may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities, and top-line or preliminary clinical trial data reports may ultimately differ from actual results once existing data are more fully evaluated.

Successful development of anti-cancer and other pharmaceutical products is highly uncertain, and obtaining regulatory approval to market drugs to treat cancer is expensive, difficult and speculative. Compounds that appear promising in research and development may fail to reach later stages of development for several reasons, including, but not limited to failure of clinical testing to show potential products to be safe and efficacious, failure to demonstrate desired safety and efficacy characteristics in human clinical trials, and failure to demonstrate a benefit/risk profile sufficient to justify approval in the view of applicable regulatory authorities.

In addition, from time to time, we report top-line data for clinical trials. Such data are based on a preliminary analysis of then-available efficacy and safety data, and such findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. Top-line or preliminary data are based on important assumptions, estimations, calculations and information then available to us to the extent we have had, at the time of such reporting, an opportunity to fully and carefully evaluate such information in light of all surrounding facts, circumstances, recommendations and analyses. As a result, top-line results may differ from future results, or different conclusions or considerations may qualify such results once existing data have been more fully evaluated. In addition, third parties, including regulatory agencies, may not accept or agree with our assumptions, estimations, calculations or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular compound and our business in general.

If the development of pacritinib is delayed or fails, or if top-line or preliminary clinical trial data reported differ from actual results, our development costs may increase and the ability to commercialize pacritinib may be harmed, which could harm our business, financial condition, operating results or prospects.

If we are unable to expedite the regulatory approval process for pacritinib, we may be required to pursue strategic alternatives for the development of pacritinib and/or our company.

We have previously pursued an accelerated approval pathway for pacritinib and are currently seeking ways to potentially expedite the regulatory approval process for pacritinib. Our ability to expedite the regulatory approval process is highly uncertain and we may be unsuccessful. If investors view negatively FDA’s suggested change to the PACIFICA Phase 3 trial protocol to include change in TSS as a co-primary endpoint or other potential changes to the PACIFICA Phase 3 trial protocol that would increase the cost of the study and prolong the study, or if we are unable to expedite the regulatory approval process, we may be required to pursue strategic alternatives for the development of pacritinib and/or our company.

The FDA may grant accelerated approval to a product designed to treat a serious or life-threatening condition that provides meaningful therapeutic benefit over available therapies upon a determination that the product has an effect on a surrogate endpoint or intermediate clinical endpoint that is reasonably likely to predict clinical benefit. A surrogate endpoint under an accelerated approval pathway may be used in cases in which the advantage of a new drug over available therapy may not be a direct therapeutic advantage, but is a clinically important improvement from a patient and public health perspective. There can be no assurance that the FDA will agree that any endpoint we suggest with respect to any of our drug candidates is an appropriate surrogate endpoint. Furthermore, there can be no assurance that any application will be accepted or that accelerated approval will be granted on any basis. Even if a product candidate is granted accelerated approval based on a surrogate endpoint, such accelerated approval is contingent on the sponsor’s agreement to conduct one or more post-approval confirmatory trials that demonstrate a clinical benefit. Such confirmatory trial(s) must be completed with due diligence and, in some cases, the FDA may require that the trial(s) be designed and/or initiated prior to approval. Moreover, the FDA may withdraw approval of a product candidate or indication approved under the accelerated approval pathway for a variety of reasons, including if the trial(s) required to verify the predicted clinical benefit of a product candidate fail to verify such benefit or do not demonstrate sufficient clinical benefit to justify the risks associated with the drug, or if the sponsor fails to promptly conduct any required post-approval trial(s) with due diligence.

A priority review designation will direct the FDA’s overall attention and resources to the evaluation of applications for drugs that, if approved, would be significant improvements in the safety or effectiveness of the treatment, diagnosis, or prevention of serious conditions when compared to standard applications. The FDA decides on the review designation for every application. The FDA has a goal to (but is not required to) take action on an application designated as priority within six months after it has accepted an application for filing (rather than a goal of twelve months for a standard review). The FDA has broad discretion whether to grant priority review, and, while the FDA has granted priority review to other oncology product candidates, our drug candidates may not receive similar designation. Moreover, designation of a drug as priority does not alter the scientific/medical standard for approval or quality of evidence necessary for approval. Also, receiving priority review from the FDA does not guarantee completion of review or approval within the targeted six-month cycle or thereafter.

A failure to obtain accelerated approval or priority review would result in a longer time to commercialization of the applicable compound in the U.S., if commercialized at all, could increase the cost of development and could harm our competitive position in the marketplace.

We or any collaboration partners we may work with may not obtain or maintain the regulatory approvals required to develop or commercialize pacritinib or any other compounds we may develop in the future.

We are subject to rigorous and extensive regulation by the FDA in the U.S. and by comparable agencies in other jurisdictions, including the EMA in the E.U. Pacritinib is currently in clinical development. Pacritinib may not be marketed in the U.S. until it has been approved by the FDA and may not be marketed in other jurisdictions until it has received approval from the appropriate foreign regulatory agencies, and requires development and extensive clinical investigation before submission of any regulatory application for marketing approval. Obtaining regulatory approval requires substantial time, effort and financial resources, and we may not be able to obtain approval of pacritinib or any other product candidate on a timely basis, or at all. For instance, in February 2016, the FDA placed pacritinib on full clinical hold and the clinical hold was not removed until January 2017. The number, size, design and focus of preclinical and clinical trials that will be required for approval by the FDA, the EMA or any other foreign regulatory agency varies depending on the compound, the disease or condition that the compound is designed to address and the regulations applicable to any particular compound. For example, in July 2019, we met with the FDA for a Type B, End-of-Phase 2a meeting regarding the continued development of pacritinib and, in September 2019, we initiated patient enrollment in a Phase 3 clinical trial, which we refer to as the PACIFICA Phase 3 trial. The current PACIFICA Phase 3 trial protocol provides for the comparison of the safety and efficacy of 200mg of pacritinib administered twice daily to physician’s choice in adult patients with myelofibrosis and severe thrombocytopenia who are treatment-naïve or intolerant to ruxolitinib. The current PACIFICA Phase 3 protocol provides for the evaluation of 180 adult patients. Under the current protocol for the PACIFICA Phase 3 trial, the primary endpoint is the percentage of patients who achieve at least 35% reduction in spleen volume at week 24 and secondary endpoints include, among others, the efficacy of pacritinib versus physician’s choice therapy as assessed by the proportion of patients achieving at least a 50% reduction in total symptom score between baseline and week 24. However, we cannot be certain that the anticipated PACIFICA Phase 3 trial will be sufficient for regulatory approval. Even if the current primary endpoint of the PACIFICA Phase 3 trial is achieved, the FDA may determine that the benefit/risk profile of pacritinib at the dose selected for the PACIFICA Phase 3 trial does not support approval based on the results of such trial, previously identified FDA concerns regarding safety and dosing limitations of pacritinib, including FDA concerns identified in connection with our previous PERSIST-1 and 2 trials, or otherwise. Preclinical and clinical data can be interpreted in different ways, which could delay, limit or preclude regulatory approval. The FDA, the EMA and other foreign regulatory agencies can delay, limit or deny approval of a compound for many reasons, including, but not limited to:

∎	a compound may not be shown to be safe or effective;

∎	the clinical and other benefits of a compound may not outweigh its safety risks;

∎	clinical trial results may be negative or inconclusive, or adverse medical events may occur during a clinical trial;

∎	the results of clinical trials may not meet the level of statistical significance required by regulatory agencies for approval;

∎	such regulatory agencies may interpret data from pre-clinical and clinical trials in different ways than we do;

∎

such regulatory agencies may not approve the manufacturing process of a compound or determine that a third-party contract manufacturers manufactures a compound in accordance with current good manufacturing practices, or cGMPs;

∎	a compound may fail to comply with regulatory requirements; or

∎	such regulatory agencies might change their approval policies or adopt new regulations.

In particular, if pacritinib is not approved at all or quickly enough to provide net revenues to defray our operating expenses, our business, financial condition, operating results and prospects could be harmed.

The pharmaceutical business is subject to increasing government price controls and other restrictions on pricing, reimbursement and access to drugs, which could adversely affect our future revenues and profitability.

To the extent our products are developed, commercialized and introduced to market, they may not be considered cost-effective and third-party or government reimbursement might not be available or sufficient. Globally, governmental and other third-party payors are becoming increasingly aggressive in attempting to contain health care costs by strictly controlling, directly or indirectly, pricing and reimbursement and, in some cases, limiting or denying coverage altogether on the basis of a variety of justifications, and we expect pressures on pricing and reimbursement from both governments and private payors inside and outside the U.S. to continue. In the U.S., we are subject to substantial pricing, reimbursement and access pressures from state Medicaid programs, private insurance programs and pharmacy benefit managers, and implementation of U.S. health care reform legislation is increasing these pricing pressures. The Patient Protection and Affordable Care Act instituted comprehensive health care reform, which includes provisions that, among other things, reduce and/or limit Medicare reimbursement and impose new and/or increased taxes. In addition, members of the Trump administration, including the President, have made public statements criticizing pricing practices within the pharmaceutical industry, indicating that they may seek to increase pricing pressures on the pharmaceutical industry.

In almost all European markets, pricing and choice of prescription pharmaceuticals are subject to governmental control. Therefore, the price of our products and their reimbursement in Europe is and will be determined by national regulatory authorities. Reimbursement decisions from one or more of the European markets may impact reimbursement decisions in other European markets. A variety of factors are considered in making reimbursement decisions, including whether there is sufficient evidence to show that treatment with the product is more effective than current treatments, that the product represents good value for money for the health service it provides and that treatment with the product works at least as well as currently available treatments. The continuing efforts of governments and insurance companies, health maintenance organizations and other payors of health care costs, to contain or reduce costs of health care may affect the availability of capital, as well as our future revenues and profitability or those of our potential customers, suppliers and collaborative partners.

Post-approval or authorization regulatory reviews and obligations often result in significant expense and marketing limitations, and any failure to satisfy such ongoing obligations could negatively affect our business, financial condition, operating results or prospects.

Even if a product receives regulatory approval or authorization, as applicable, we are and will continue to be subject to numerous regulations and statutes regulating the manner of obtaining reimbursement for and selling the product, including limitations on the indicated uses for which a product may be marketed, promoted and advertised. Approved or authorized products are subject to extensive manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion and record-keeping regulations. These requirements include submissions of safety and other post-marketing information and reports. In addition, such products are subject to ongoing maintenance of product registration and continued compliance with cGMPs, good clinical practices, or GCPs, and good laboratory practices, or GLPs for post-approval studies. Further, distribution of products must be conducted in accordance with good distribution practices, or GDPs. The distribution process and facilities of our third-party distributors are subject to, and our wholesale distribution authorization by the UK Medicines and Healthcare Products Regulatory Agency subjects us to, continuing regulation by applicable regulatory authorities with respect to the distribution and storage of products. Regulatory authorities may also impose new restrictions on continued product marketing or may require the withdrawal of a product from the market if adverse events of unanticipated severity or frequency are discovered following approval. In addition, regulatory agencies may impose post-approval/

post-authorization clinical trials, such as the PIX306 trial of PIXUVRI required by the EMA. In July 2018, we and Servier announced that PIXUVRI plus rituximab did not show a statistically significant improvement in progression-free survival compared to gemcitabine plus rituximab; in February 2019, we and Servier mutually agreed to terminate our collaborative agreement; and in September 2019, we transferred and assigned all of our rights and responsibilities for PIXUVRI globally to Servier pursuant to an amended and restated asset purchase agreement, which eliminates our ability to receive future payments and royalties related to PIXUVRI. For more information on the termination of our agreement with Servier, see Part I, Item 1, “Business—License Agreements—Servier” of our Annual Report on Form 10-K for the year ended December 31, 2018.

Any other failure to comply with applicable regulations could result in warning or untitled letters, product recalls, interruption of manufacturing and commercial supply processes, withdrawal or seizure of products, suspension of an applicable wholesale distribution authorization and/or distribution of products, operating restrictions, injunctions, suspension of licenses, revocation of the applicable product’s approval or authorization, other administrative or judicial sanctions (including civil penalties and/or criminal prosecution) and/or unanticipated related expenditure to resolve shortcomings, which could negatively affect our business, financial condition, operating results or prospects.

We may be subject to fines, penalties, injunctions and other sanctions if we are deemed to be promoting the use of our products for non-FDA-approved, or off-label, uses.

Our business and future growth depend on the development, ultimate sale and use of products that are subject to FDA, EMA and or other regulatory agencies regulation, clearance and approval. Under the U.S. Federal Food, Drug, and Cosmetic Act and other laws, we are prohibited from promoting our products for off-label uses, or uses not approved by the FDA. This means that in the U.S., we may not make claims about the safety or effectiveness of our products and may not proactively discuss or provide information on the uses of our products that are not approved by the FDA, unless otherwise allowed by the FDA by policy or other guidance.

Government investigations concerning the promotion of off-label uses and related issues are typically expensive, disruptive and burdensome, generate negative publicity and may result in fines or payments of settlement awards. If our promotional activities are found to be in violation of applicable law or if we agree to a settlement in connection with an enforcement action, we would likely face significant fines and penalties and would likely be required to substantially change our sales, promotion, grant and educational activities.

We are subject to numerous laws and regulations related to health care fraud and abuse, false claims, anti-bribery and anti-corruption laws, such as the U.S. Anti-Kickback Statute and Foreign Corrupt Practices Act of 1977, in which violations of these laws could result in substantial penalties and prosecution.

In the United States, we are subject to various state and federal fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and federal False Claims Act. There are similar laws in other countries. These laws may impact, among other things, the sales, marketing and education programs for our products. The federal Anti-Kickback Statute prohibits persons from knowingly and willingly soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal health care program. The federal False Claims Act prohibits persons from knowingly filing, or causing to be filed, a false claim to, or the knowing use of false statements to obtain payment from the federal government. Suits filed under the False Claims Act can be brought by any individual on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. Many states have also adopted laws similar to the federal Anti-Kickback Statute and False Claims Act. Any allegation, investigation, or violation of these domestic health care fraud and abuse laws could result in government or internal investigations, significant diversion of resources, exclusion from government health care reimbursement programs and the curtailment or restructuring of our operations, significant fines, penalties, or other financial consequences, any of which may ultimately have a material adverse effect on our business.

For our sales and operations outside the United States, we are similarly subject to various heavily-enforced anti-bribery and anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA, U.K. Bribery Act, and similar laws around the world. These laws generally prohibit U.S. companies and their employees and intermediaries from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business or gaining any advantage. We face significant risks if we, which includes our third parties, fail to comply with the FCPA and other anti-corruption and anti-bribery laws.

We leverage various third parties to sell our products and conduct our business abroad. We, our commercial partners and our other third-party intermediaries, including collaborators and licensees, may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities (such as in the context of obtaining government approvals, registrations, or licenses or sales to government owned or controlled health care facilities, universities, institutes, clinics, etc.) and may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, partners, collaborators, licensees and agents, even if we do not explicitly authorize such activities. In many foreign countries, particularly in countries with developing economies, it may be a local custom that businesses engage in practices that are prohibited by the FCPA or other applicable laws and regulations. To that end, while we have adopted and implemented internal control policies and procedures and employee training and compliance programs to deter prohibited practices, such compliance measures ultimately may not be effective in prohibiting our employees, representatives, contractors, partners, collaborators, licensees, agents and other third parties or intermediaries from violating or circumventing our policies and/or the law.

Any violation of the FCPA, other applicable anti-bribery, anti-corruption laws, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions and, in the case of the FCPA, suspension or debarment from U.S. government contracts, which could have a material and adverse effect on our reputation, business, operating results and prospects. In addition, responding to any enforcement action or related investigation may result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Our employees, collaborators and other personnel may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of fraud or other misconduct by our employees, collaborators, vendors, principal investigators, consultants and commercial partners. Misconduct by these parties could include intentional failures to comply with the regulations of the FDA, EMA and other regulators, providing inaccurate or misleading information to the FDA, EMA and other regulators, failure to comply with data privacy and security and healthcare fraud and abuse laws and regulations in the U.S. and abroad, reporting inaccurate financial information or clinical data or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. Additionally, laws regarding data privacy and security, including the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, as well as applicable laws in non-U.S. jurisdictions, such as the European Union’s General Data Privacy Regulation and Clinical Trials Regulation, the latter of which will replace the E.U. Clinical Trials Directive and which is expected to take effect beginning in late 2019 or in 2020, may impose obligations with respect to safeguarding the privacy, use, security, transmission and other processing of individually identifiable health information and other personal data that we may collect, retain, and otherwise process. As the General Data Protection Regulation entered into force recently, guidance on implementation and compliance practices are still being developed, updated or otherwise revised. Although the General Data Protection Regulation is intended to provide for a high level of harmonization across the European Union, Member States may still implement certain variations, and data protection authorities may enforce the General Data Protection Regulation and national laws differently, which adds to the complexity of processing personal data in the European Union. Furthermore, there is a trend towards the public disclosure of clinical trial data in the E.U. which also adds to the complexity of processing health data from clinical trials. Such public disclosure obligations are provided in the new E.U. Clinical Trials Regulation, EMA disclosure initiatives, and voluntary commitments by industry. Failing to comply with these obligations could lead to government enforcement actions and significant penalties against us, harm to our reputation, and adversely impact our business and operating results. The General Data Protection Regulation provides for significant penalties that may be assessed in the event of noncompliance, up to the greater of €20 million or 4% of worldwide annual revenues. The uncertainty regarding the interplay between different regulatory frameworks, such as the Clinical Trials Regulation and the General Data Protection Regulation, further adds to the complexity that we face with regard to data protection regulation. Additionally, we rely on the use of standard contractual clauses approved by the European Commission in order to transfer personal data from the E.U. to the U.S. These standard contractual clauses are subject to legal challenge in the E.U., and it is possible that they will be invalidated or modified. In such event, we could need to implement alternative measures to transfer personal data from the E.U. to the U.S., which we may be unable to do in a commercially reasonable manner or at all. In the U.S., in addition to possible civil and criminal penalties for violations, state attorneys general are authorized to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Various laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Any misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation. We have adopted a code of conduct applicable to all of our employees, officers, directors, agents and representatives, including consultants, but it is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent misconduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws and regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

Risks Related to Intellectual Property

If any of our license agreements for intellectual property underlying our compounds are terminated, we may lose the right to develop or market that product.

We have acquired or licensed intellectual property from third parties, including patent applications and patents relating to intellectual property for pacritinib and other product candidates. Some of our product development programs depend on our ability to maintain rights under these arrangements. Each licensor has the power to terminate its agreement with us if we fail to meet our obligations under these licenses. We may not be able to meet our obligations under these licenses. If we default under any license agreement, we may lose our right to market and sell any products based on the licensed technology and may be forced to cease operations, liquidate our assets and possibly seek bankruptcy protection. Bankruptcy may result in the termination of agreements pursuant to which we license certain intellectual property rights.

We hold rights under numerous patents that we have acquired or licensed or that protect inventions originating from our research and development, and the expiration of any of these patents may allow our competitors to copy the inventions that are currently protected.

We dedicate significant resources to protecting our intellectual property, which is important to our business. We have filed numerous patent applications in the U.S. and various other countries seeking protection of inventions originating from our research and development, and we have also obtained rights to various patents and patent applications under licenses with third parties and through acquisitions. Patents have been issued on many of these applications. We have pending patent applications or issued patents in the U.S. and foreign countries directed to pacritinib and other product candidates. However, the lives of these patents are limited. Patents for the individual products extend for varying periods according to the date of the patent filing or grant and the legal term of patents in the various countries where patent protection is obtained.

Our U.S. and foreign method and composition of matter patents for pacritinib expire as follows: U.S. patents expire in May 2028 (method) / January 2029 (compound) / March 2030 (salt); foreign patents expire in November 2026 (method and compound) / December 2029 (salt). We expect our U.S. and foreign patent applications for use of pacritinib for treating transplant rejection will expire in 2036. Pacritinib has orphan drug designation for myelofibrosis in the U.S. and the E.U.

Each patent may be eligible for future patent term restoration of up to five years under certain circumstances. However, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before such candidates are commercialized which may prevent us from obtaining any regulatory extensions if all the patents covering our candidates are expired prior to regulatory approval of the corresponding product candidate. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Also, regulatory exclusivity tied to the protection of clinical data may be complementary to patent protection. During a period of regulatory exclusivity, competitors generally may not use the original applicant’s data as the basis for a generic application. In the U.S., the data protection generally runs for five years from first marketing approval of a new chemical entity, extended to seven years for an orphan drug indication.

In the absence of a patent, we would, to the extent possible, need to rely on unpatented technology, know-how and confidential information. Ultimately, the lack or expiration at any given time of a patent to protect our compounds may allow our competitors to copy the underlying inventions and better compete with us.

If we fail to adequately protect our intellectual property, our competitive position and the potential for long-term success could be harmed.

Development and protection of our intellectual property are critical to our business. If we do not adequately protect our intellectual property, competitors may be able to practice our technologies. Our success depends in part on our ability to:

∎	obtain and maintain patent protection for our products or processes both in the U.S. and other countries;

∎	protect trade secrets; and

∎	prevent others from infringing on our proprietary rights.

The patent position of pharmaceutical and biotechnology firms, including ours, generally is highly uncertain and involves complex legal and factual questions. The U.S. Patent and Trademark Office has not established a consistent policy regarding the breadth of claims that it will allow in pharmaceutical and biotechnology patents. If it allows broad claims, the number and cost of patent interference proceedings in the U.S. and the risk of infringement litigation may increase. If it allows narrow claims, the risk of infringement may decrease, but the value of our rights under our patents, licenses and patent applications may also decrease. Patent applications in which we have rights may never issue as patents, and the claims of any issued patents may not afford meaningful protection for our technologies or products. In addition, patents issued to us or our licensors may be challenged and subsequently narrowed, invalidated, circumvented or found unenforceable. Litigation, interference proceedings or other governmental proceedings that we may become involved in with respect to our proprietary technologies or the proprietary technology of others could result in substantial cost to us.

We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. Third parties may independently develop such know-how or otherwise obtain access to our technology. While we require our employees, consultants and corporate partners with access to proprietary information to enter into confidentiality agreements, these agreements may not be honored.

Patent litigation is widespread in the pharmaceutical and biotechnology industry, and any patent litigation could harm our business.

Costly litigation might be necessary to protect a patent position or to determine the scope and validity of third-party proprietary rights, and we may not have the required resources to pursue any such litigation or to protect our patent rights. Any adverse outcome in litigation with respect to the infringement or validity of any patents owned by third parties could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease using a product or technology. With respect to our in-licensed patents, if we attempt to initiate a patent infringement suit against an alleged infringer, it is possible that our applicable licensor will not participate in or assist us with the suit, and as a result, we may not be able to effectively enforce the applicable patents against the alleged infringers.

We may be unable to obtain or protect our intellectual property rights and we may be liable for infringing upon the intellectual property rights of others, which may cause us to engage in costly litigation and, if unsuccessful, could cause us to pay substantial damages and prohibit us from selling our products.

At times, we may monitor patent filings for patents that might be relevant to some of our products and product candidates in an effort to guide the design and development of our products to avoid infringement, but may not have conducted an exhaustive search. We may not be able to successfully challenge the validity of third-party patents and could be required to pay substantial damages, possibly including treble damages, for past infringement and attorneys’ fees if it is ultimately determined that our products infringe such patents. Further, we may be prohibited from selling our products before we obtain a license, which, if available at all, may require us to pay substantial royalties.

Moreover, third parties may challenge the patents that have been issued or licensed to us. We do not believe that pacritinib infringes upon the rights of any third parties nor do we believe that they are materially infringed upon by third parties; however, there can be no assurance that our technology will not be found in the future to infringe upon the rights of others or be infringed upon by others. In such a case, others may assert infringement claims against us, and should we be found to infringe upon their patents, or otherwise impermissibly utilize their intellectual property, we might be forced to pay damages, potentially including treble damages, if we are found to have willfully infringed on such parties’ patent rights. In addition to any damages we might have to pay, we may be required to obtain licenses from the holders of this intellectual property, enter into royalty agreements or redesign our compounds so as not to utilize this intellectual property, each of which may prove to be uneconomical or otherwise impossible. Conversely, we may not always be able to successfully pursue our claims against others that infringe upon our technology and the technology exclusively licensed from any third parties. Thus, the proprietary nature of our technology or technology licensed by us may not provide adequate protection against competitors.

Even if infringement claims against us are without merit, or if we challenge the validity of issued patents, lawsuits take significant time, may, even if resolved in our favor, be expensive and divert management attention from other business concerns. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue our operations.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers.

Many of our employees were previously employed at universities or other life sciences companies, including our competitors or potential competitors. Although no claims against us are currently pending, we or our employees may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. A loss of key research personnel work product could hamper or prevent our ability to commercialize certain potential products, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks Related to Our Common Stock

The market price of shares of our common stock is extremely volatile, which may affect our ability to raise capital in the future and may subject the value of your investment in our securities to sudden decreases.

The market price for securities of biopharmaceutical and biotechnology companies, including ours, historically has been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. For example, during the 12-month period ended November 14, 2019, our stock price ranged from a low of $0.60 to a high of $1.76. Fluctuations in the market price or liquidity of our common stock may harm the value of your investment in our common stock. Factors that may have an impact, which, depending on the circumstances, could be significant, on the market price and marketability of our securities include:

∎	announcements by us or others of results of clinical trials and regulatory actions, such as the imposition of a clinical trial hold or required amendments to our clinical trial protocols;

∎	announcements by us or others of serious adverse events that have occurred during administration of our products to patients;

∎	announcements by us or others relating to our ongoing development and commercialization activities;

∎	halting or suspension of trading in our common stock on the Nasdaq;

∎	announcements of technological innovations or new commercial therapeutic products by us, our collaborative partners or our present or potential competitors;

∎	our issuance of debt or equity securities, which we expect to pursue to generate additional funds to operate our business, or any perception from time to time that we will issue such securities;

∎	our quarterly operating results;

∎	liquidity, cash position or financing needs;

∎	developments or disputes concerning patent or other proprietary rights;

∎	developments in relationships with collaborative partners;

∎	acquisitions or divestitures;

∎	our ability to realize the anticipated benefits of our compounds;

∎	litigation and government proceedings;

∎	adverse legislation, including changes in governmental regulation;

∎	third-party reimbursement policies;

∎	changes in securities analysts’ recommendations;

∎	short selling of our securities;

∎	changes in health care policies and practices;

∎	a failure to achieve previously announced goals and objectives as or when projected; and

∎	general economic and market conditions.

We may not be able to maintain our listing on the Nasdaq Capital Market, or the Nasdaq, or trading on the Nasdaq may otherwise be halted or suspended, which may make it more difficult for investors to sell shares of our common stock and consequently may negatively impact the price of our common stock.

On June 3, 2019, we received written notice from Nasdaq indicating that we are not in compliance with the $1.00 minimum bid price requirement for continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5550(a)(2).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have a period of 180 calendar days, or until December 2, 2019, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of our common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this 180-day period. If we do not regain compliance with the minimum bid price requirement by December 2, 2019, Nasdaq may grant us a second period of 180 calendar days to regain compliance. To qualify for this additional compliance period, we would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq, other than the minimum bid price requirement. In addition, we would also be required to notify Nasdaq of our intent to cure the minimum bid price deficiency, which may include, if necessary, implementing a reverse stock split. If we meet these requirements, the Nasdaq may inform us that we have been granted a second period of 180 calendar days to regain compliance. However, if it appears to the Nasdaq that we will not be able to cure the deficiency, or it we are not otherwise eligible, the Nasdaq will notify us that our securities will be subject to delisting. If we do not regain compliance within the allotted compliance periods, including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that our common stock will be subject to delisting. We would then be entitled to appeal that determination to a Nasdaq hearings panel.

There can be no assurance that we will be able to regain compliance with the minimum bid price requirement by December 2, 2019, and we cannot guarantee that we will be able to meet the criteria required to qualify for an additional compliance period or that Nasdaq will grant us such additional compliance period. Further, if we pursue a reverse stock split to regain compliance with Nasdaq listing requirements, the announcement of the reverse stock split could adversely affect the trading price per share even if we ultimately regain compliance.

If our common stock ceases to be listed for trading on the Nasdaq, it may harm our stock price, increase the volatility of our stock price, decrease the level of trading activity and make it more difficult for investors to buy or sell shares of our common stock. Our failure to maintain a listing on the Nasdaq may constitute an event of default under our loan and security agreement and any future indebtedness, which would accelerate the maturity date of such debt or trigger other obligations. In addition, certain institutional investors that are not permitted to own securities of non-listed companies may be required to sell their shares adversely affecting the market price of our common stock. If we are not listed on the Nasdaq, our ability to raise capital will be adversely impacted.

Additionally, for so long as our non-affiliate public float does not exceed $75 million, the amount of securities that we may sell pursuant to registration statements on Form S-3 will be limited to the equivalent of one-third of our public float, which will limit our ability to file or use shelf registration statements on Form S-3 and further limit our ability to raise capital. We have relied significantly on shelf registration statements on Form S-3 for most of our financings in recent years, so any such limitations may harm our ability to raise the capital we need. Trading in our common stock has been halted or suspended on the Nasdaq in the past and may also be halted or suspended in the future on the Nasdaq due to market or trading conditions at the discretion of the Nasdaq. Any halt or suspension in the trading in our common stock may negatively impact the market price of our common stock.

Future financing, strategic and other activities may require us to increase the number of authorized shares in our certificate of incorporation. An inability to secure requisite stockholder approval for such increases could materially and adversely impact our ability to fund our operations.

At our 2018 annual meeting of stockholders, we sought and received approval of an amendment to our certificate of incorporation to increase the total number of authorized shares and the total number of authorized shares of our common stock by 20 million. We proposed the increase in authorized shares due to the fact that we anticipate the need to issue additional shares of common stock in the future in connection with one or more of the following:

∎	financing transactions, such as public or private offerings of common stock or derivative securities;

∎	our equity incentive plans and employee stock purchase plan;

∎

debt, warrant or other equity restructuring or refinancing transactions, such as debt or warrant exchanges or offerings of new convertible debt or modifications to existing securities, or as payments of interest on debt securities;

∎	acquisitions, strategic partnerships, collaborations, joint ventures, restructurings, divestitures, business combinations and strategic investments;

∎	corporate transactions, such as stock splits or stock dividends; and

∎	other corporate purposes that have not yet been identified.

At our 2019 annual meeting of stockholders, our stockholders approved an amendment to our certificate of incorporation to increase the total number of authorized shares and the total number of authorized shares of common stock by 30 million and we may seek approval to increase the number of authorized shares again in the future. Without such increases in the number of authorized shares, we may be constrained in our ability to raise capital when needed, and may lose important business opportunities, including to competitors, which could adversely affect our financial performance, growth and ability to continue our operations. As opportunities or circumstances that require prompt action frequently arise, we believe that the delay necessitated for stockholder approval of a specific issuance could result in a material and adverse impact on our business.

Even if we obtain approval to increase the number of authorized shares, we are required under the Nasdaq Marketplace Rules to obtain stockholder approval for any issuance of additional equity securities that would comprise more than 20% of the total shares of our common stock outstanding before the issuance of such securities sold at a discount to a minimum price as set forth in the Nasdaq Marketplace Rules in an offering that is not deemed to be a “public offering” by the Nasdaq Marketplace Rules, as well as under certain other circumstances. We have in the past and may in the future issue additional equity securities that would comprise more than 20% of the total shares of our common stock outstanding in order to fund our operations. However, we might not be successful in obtaining the required stockholder approval for any future issuance that requires stockholder approval pursuant to applicable rules and regulations. If we are unable to obtain financing or our financing options are limited due to stockholder approval difficulties, such failure may harm our ability to continue operations.

Anti-takeover provisions in our charter documents, under Delaware law and in other applicable instruments could make removal of incumbent management or an acquisition of us, which may be beneficial to our stockholders, more difficult.

Provisions of our certificate of incorporation and bylaws may have the effect of deterring or delaying attempts by our stockholders to remove or replace management, to commence proxy contests or to effect changes in control. These provisions include:

∎	elimination of cumulative voting in the election of directors;

∎	procedures for advance notification of stockholder nominations and proposals;

∎	the ability of our Board of Directors to amend our bylaws without stockholder approval; and

∎

the ability of our Board of Directors to issue shares of preferred stock without stockholder approval upon the terms and conditions and with the rights, privileges and preferences as our Board of Directors may determine.

In addition, as a Delaware corporation, we are subject to Delaware’s anti-takeover statute, which imposes restrictions on some transactions between a corporation and certain interested stockholders. Other existing provisions applicable to us that could have an anti-takeover effect include our executive employment agreements and certain provisions of our outstanding equity-based compensatory awards that allow for acceleration of vesting in the event of a change in control. Our shareholder rights plan expired pursuant to its terms on December 2, 2018, and was not replaced; however, the Board may, subject to its fiduciary duties under applicable law, choose to implement a similar plan in the future. Likewise, because our principal executive offices are located in Washington, the anti-takeover provisions of the Washington Business Corporation Act may apply to us under certain circumstances now or in the future. These provisions prohibit a “target corporation” from engaging in any of a broad range of business combinations with any stockholder constituting an “acquiring person” for a period of five years following the date on which the stockholder became an “acquiring person.”

The foregoing provisions, alone or together, could have the effect of deterring or delaying changes in incumbent management, proxy contests or changes in control.

If we fail to maintain effective internal controls over financial reporting, we may not be able to accurately report our financial results, which could adversely affect our investors’ confidence, our business and the trading prices of our securities.

If we fail to maintain the adequacy of our internal controls, we may be unable to provide financial information in a timely and reliable manner within the time periods required for our financial reporting under SEC rules and regulations. Internal controls over financial reporting may not prevent or detect misstatements or omissions in our financial statements because of their inherent limitations, including the possibility of human error, the circumvention or overriding of controls or fraud. We have recently implemented a reduction in force, which may result in changes to our internal controls over financial reporting. The changes could relate to different employees performing internal control activities than those who have previously performed those activities or revisions to our actual control activities as we evaluate the appropriate internal control structure after our workforce reduction. A changing internal control environment increases the risk that our system of internal controls is not designed effectively or that internal control activities will not occur as designed. The occurrence of or failure to remediate a significant deficiency material weakness may adversely affect our reputation and business and the market price of shares of our common stock.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans, could cause you to incur dilution and could cause the market price of our common stock to fall.

As of September 30, 2019, options to purchase 10,985,026 shares of our common stock with a weighted-average exercise price of $2.58 per share were outstanding. The exercise of any of these options would result in dilution to current stockholders. Further, because we will need to raise additional capital to fund our operations and clinical development programs, we may in the future sell substantial amounts of common stock or securities convertible into or exchangeable for common stock. Pursuant to our equity incentive plans, our compensation committee is authorized to grant equity-based incentive awards to our employees, directors and consultants. Future option grants and issuances of common stock under our share-based compensation plans may have an adverse effect on the market price of our common stock.

These future issuances of common stock or common stock-related securities, together with the exercise of outstanding options and any additional shares of common stock issued in connection with acquisitions, if any, may result in further dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to those of holders of our common stock.

If securities or industry analysts do not publish research reports about our business, or if they issue an adverse opinion about our business, the market price of our common stock and the trading volume of our common stock could decline.

The trading market for our common stock is influenced by the research and reports that securities or industry analysts publish about us or our business. If too few securities or industry analysts cover our company, the market price of our common stock would likely be negatively impacted. If securities and industry analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, the market price of our common stock would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause the market price of our common stock and the trading volume of our common stock to decline.

Our management team has broad discretion as to the use of the net proceeds from public or private equity or debt financings and the investment of these proceeds may not yield a favorable return. We may invest the proceeds in ways with which our stockholders disagree.

We have broad discretion in the application of the net proceeds to us from our November 2017 debt financing and February 2018 public equity offering of our common stock. You may not agree with our decisions, and our use of the proceeds and our existing cash and cash equivalents and marketable securities may not improve our results of operation or enhance the value of our common stock. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the market price of our common stock to decline. In addition, until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

Risks Related to this Offering

We will have broad discretion over the use of the net proceeds from this offering and may apply it to uses that do not improve our operating results or the value of your securities.

We will have broad discretion to use the net proceeds to us from this offering, and investors will be relying solely on the judgment of our board of directors and management regarding the application of these proceeds. Although we expect to use the net proceeds from this offering to progress the Company’s pacritinib development program and for general corporate purposes and working capital, we have not allocated these net proceeds for specific purposes. See “Use of Proceeds” for additional information. Investors will not have the opportunity, as part of their investment decision, to assess whether the proceeds are being used appropriately. Our use of the proceeds may not improve our operating results or increase the value of the securities being offered hereby.

It is not possible to predict the aggregate proceeds resulting from sales made under the Sale Agreement.

Subject to certain limitations in the Sale Agreement and compliance with applicable law, we have the discretion to deliver an issuance notice to Jefferies at any time throughout the term of the Sale Agreement. The number of shares that are sold through Jefferies after delivering an issuance notice will fluctuate based on a number of factors, including the market price of our common stock during the sales period, any limits we may set with Jefferies in any applicable issuance notice and the demand for our common stock. Because the price per share of each share sold pursuant to the Sale Agreement will fluctuate over time, it is not currently possible to predict the aggregate proceeds to be raised in connection with sales under the Sale Agreement.

The common stock offered hereby may be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and accordingly may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices and number of shares sold in this offering. In addition, subject to the final determination by our board of directors or any restrictions we may place in any applicable issuance notice, there is no minimum or maximum sales price for shares to be sold in this offering. Investors may experience a decline in the value of the shares they purchase in this offering as a result of sales made at prices lower than the prices they paid.

Shares of our common stock are subordinate to any preferred stock we may issue and to existing and any future indebtedness.

Shares of our common stock rank junior to any shares of our senior preferred stock that we may issue in the future and to our existing indebtedness, including under our senior secured term loan agreement, and any future indebtedness we may incur, as well as to all creditor claims and other non-equity claims against us and our assets available to satisfy claims on us, including claims in a bankruptcy or similar proceeding. Our secured term loan agreement restricts, and any future indebtedness and preferred stock may restrict, payment of dividends on our common stock.

In February 2018, BVF Partners L.P., or BVF, elected to exchange 8.0 million shares of our common stock owned by BVF and 575 shares of our Series N Preferred Stock owned by BVF for 12,575 shares of our Series O Preferred Stock, pursuant to the exchange agreement executed in February 2018 as well as the letter agreements we entered into with BVF in connection with our Series N-2 Preferred Stock offering in 2015 and our Series N-3 Preferred Stock offering in 2017. As of September 30, 2019, 12,575 shares of our Series O Preferred Stock were issued and outstanding.

Furthermore, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of our common stock, (i) dividends are payable only when and if declared by our board of directors or a duly authorized committee of our board of directors, and (ii) as a corporation, we are restricted to making dividend payments and redemption payments out of legally available assets. We have never paid a dividend on our common stock and have no current intention to pay dividends in the future. Furthermore, our common stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to our shareholders generally.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus may contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein, terms such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of those terms or other comparable terms are intended to identify such forward-looking statements.

These forward-looking statements include, but are not limited to:

∎

our expectations regarding sufficiency of cash resources, cash expenditures, sources of cash flows and other projections, product manufacturing and sales, research and development expenses, selling, general and administrative expenses and additional losses;

∎	our ability to obtain funding for our operations;

∎	the timing of, and our ability to develop, commercialize, and obtain regulatory approval of pacritinib and other development programs we may pursue in the future;

∎	the design of our clinical trials and anticipated enrollment, and the progress and potential of pacritinib and other development programs we may pursue in the future;

∎	the timing of and results from clinical trials and pre-clinical development activities, including those related to pacritinib and any other product candidates we may develop in the future;

∎	our ability to advance product candidates, including pacritinib and any other candidates we may develop in the future, into and successfully complete clinical trials;

∎	our ability to achieve profitability, including our ability to effectively implement cost reduction strategies and realize anticipated cost savings from those efforts;

∎	our expectations regarding federal, state and foreign regulatory requirements;

∎	the rate and degree of market acceptance and clinical utility of pacritinib or any other product candidates we may develop in the future;

∎	the timing of, and our and our collaborators’ ability to obtain and maintain, regulatory approvals for any of our product candidates;

∎	our ability to maintain and establish collaborations;

∎	our expectations regarding market risk, including interest rate changes and foreign currency fluctuations;

∎	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

∎	our ability to negotiate, integrate, and implement collaborations, acquisitions and other strategic transactions;

∎	our ability to engage and retain the employees required to advance our development activities and grow our business; and

∎	developments relating to our competitors and our industry, including the success of competing therapies that are or become available.

These statements are based on assumptions about many important factors and information currently available to us to the extent that we have thus far had an opportunity to fully and carefully evaluate such information in light of all surrounding facts, circumstances, recommendations and analyses. Additionally, these statements are subject to known and unknown risks and uncertainties, including, but not limited to, those discussed above and elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein. Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These statements, like all statements in this report, speak only as of their date, and we undertake no obligation to update or revise these statements in light of future developments, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

We currently plan to use the net proceeds from this offering for our PACIFICA Phase 3 trial, which will compare the safety and efficacy of 200 mg of pacritinib administered twice daily to physician’s choice in 180 adult myelofibrosis patients with severe thrombocytopenia, as well as for general corporate purposes and working capital. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As a result, our management will have broad discretion to allocate the net proceeds of the offerings.

DILUTION

Purchasers of common stock offered by this prospectus supplement and the accompanying prospectus will suffer immediate and substantial dilution in the net tangible book value per share of common stock. Our net tangible book value as of September 30, 2019 was approximately $26.19 million, or approximately $0.452 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of September 30, 2019.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers in this offering and the net tangible book value per share of our common stock immediately after this offering. After giving effect to the assumed sale of shares of common stock in the aggregate amount of $15.0 million at an assumed public offering price of $0.738 per share, which was the last reported sale price of our common stock on the Nasdaq Capital Market on November 14, 2019, and after deducting the commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2019 would have been approximately $40.45 million, or $0.517 per share of common stock. This represents an immediate increase in net tangible book value of $0.065 per share of common stock to our existing stockholders and an immediate dilution in net tangible book value of $0.221 per share of common stock to new investors participating in this offering. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share	$0.738
Net tangible book value per share as of September 30, 2019	$0.452
Increase in net tangible book value per share attributable to new investors in this offering	$0.065
As adjusted net tangible book value per share as of September 30, 2019, after giving effect to this offering	$0.517
Dilution per share to new investors participating in this offering	$0.221

Changes in the assumed public offering price of $0.738 per share would not affect our as adjusted net tangible book value after this offering because this offering is currently limited to $15.0 million. However, each $0.10 increase in the assumed public offering price of $0.738 per share would increase our as adjusted per share net tangible book value after this offering by approximately $0.0165 per share, and the dilution per share to new investors by approximately $0.0835 per share, and each $0.10 decrease in the assumed public offering price of $0.738 per share would decrease our adjusted per share net tangible book value after this offering by approximately $0.0202 per share, and the dilution per share to new investors by approximately $0.0798 per share, in each case assuming that the aggregate dollar amount of shares offered by us, as set forth above, remains at $15.0 million and after deducting the commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price per share, the actual number of shares that we offer in this offering, and other terms of this offering determined at the time of each offer and sale.

The above discussion and table are based on 57,978,725 shares of our common stock outstanding as of September 30, 2019 and excludes as of that date:

∎	10,985,026 shares of common stock issuable upon exercise of options outstanding as of September 30, 2019, at a weighted-average exercise price of $2.58 per share;

∎	513,496 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2019, at a weighted-average exercise price of $3.00 per share.

∎	8,383,333 shares issuable upon the conversion of 12,575 shares of Series O Preferred Stock at a conversion price of $3.00 per share;

∎	177,376 shares reserved for issuance under our employee stock purchase plan;

∎	1,018,133 shares of common stock reserved for future issuance under our equity compensation plans; and

∎	one share of common stock reserved for issuance upon exercise of outstanding restricted share rights.

To the extent that any options, rights or warrants are exercised, new options are issued under our equity incentive plans, additional shares of common stock are sold under our employee stock purchase plan or we otherwise issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

PLAN OF DISTRIBUTION

We have entered into a Sale Agreement with Jefferies, under which we may offer and sell up to $15.0 million of our shares of common stock from time to time through Jefferies acting as agent. Sales of our shares of common stock, if any, under this prospectus supplement and the accompanying prospectus will be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act.

Each time we wish to issue and sell our shares of common stock under the Sale Agreement, we will notify Jefferies of the number of shares to be issued, the dates on which such sales are anticipated to be made, any limitation on the number of shares to be sold in any one day and any minimum price below which sales may not be made. Once we have so instructed Jefferies, unless Jefferies declines to accept the terms of such notice, Jefferies has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of Jefferies under the Sale Agreement to sell our shares of common stock are subject to a number of conditions that we must meet.

The settlement of sales of shares between us and Jefferies is generally anticipated to occur on the second trading day following the date on which the sale was made. Sales of our shares of common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Jefferies may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay Jefferies a commission equal to 3.0% of the aggregate gross proceeds we receive from each sale of our shares of common stock. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In addition, we have agreed to reimburse Jefferies for the fees and disbursements of its counsel, payable upon execution of the Sale Agreement, in an amount not to exceed $50,000. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed sales compensation to Jefferies in connection with this offering. We estimate that the total expenses for the offering, excluding any commissions or expense reimbursement payable to Jefferies under the terms of the Sale Agreement, will be approximately $0.3 million. The remaining sale proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of such shares.

Jefferies will provide written confirmation to us before the open on The Nasdaq Capital Market on the day following each day on which our shares of common stock are sold under the Sale Agreement. Each confirmation will include the number of shares sold on that day, the aggregate gross proceeds of such sales and the proceeds to us.

In connection with the sale of our shares of common stock on our behalf, Jefferies will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Jefferies will be deemed to be underwriting commissions or discounts. We have agreed to indemnify Jefferies against certain civil liabilities, including liabilities under the Securities Act or the Exchange Act. We have also agreed to contribute to payments Jefferies may be required to make in respect of such liabilities.

The offering of our shares of common stock pursuant to the Sale Agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject to the Sale Agreement and (ii) the termination of the Sale Agreement in accordance with its terms. We and Jefferies may each terminate the Sale Agreement at any time upon one day’s prior notice.

This summary of the material provisions of the Sale Agreement does not purport to be a complete statement of its terms and conditions. A copy of the Sale Agreement is filed as an exhibit to our Current Report on Form 8-K filed with the SEC on November 15, 2019 and is incorporated by reference in the registration statement of which this prospectus supplement forms a part.

Jefferies and its affiliates may in the future provide various investment banking, commercial banking, financial advisory and other financial services for us and our affiliates, for which services they may in the future receive customary fees. In the course of its business, Jefferies may actively trade our securities for its own account or for the accounts of customers, and, accordingly, Jefferies may at any time hold long or short positions in such securities.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on a website maintained by Jefferies, and Jefferies may distribute the prospectus supplement and the accompanying prospectus electronically.

The transfer agent of our common stock is Computershare Trust Company, N.A.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Seattle, Washington. Covington & Burling LLP, New York, New York is acting as counsel for Jefferies in connection with the offering.

EXPERTS

Marcum LLP, an independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2017 and for the year ended December 31, 2017, included in our Annual Report on Form 10-K for the year ended December 31, 2018, as set forth in its report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2018 and for the year ended December 31, 2018, included in our Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of our internal control over financial reporting as of December 31, 2018, in each case, as set forth in its report, which is incorporated by reference in this prospectus supplement. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firms as experts in accounting and auditing.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge from our website at http://www.ctibiopharma.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of or incorporated by reference into this prospectus supplement or the accompanying prospectus.

You should rely only on the information provided in, and incorporated by reference in, this prospectus supplement and the accompanying prospectus and the registration statement. We have not authorized anyone else to provide you with different information. Our securities are not being offered in any state where the offer is not permitted. The information contained in documents that are incorporated by reference in this prospectus supplement is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus supplement. We incorporate by reference the following information or documents that we have filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

∎	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 13, 2019;

∎

the portions of our Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed) that are incorporated by reference into our Annual Report on Form 10-K, filed on April 4, 2019, as amended on April 17, 2019;

∎	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019, filed with the SEC on May 2, 2019, August 1, 2019, and November 4, 2019, respectively;

∎

our Current Reports on Form 8-K filed with the SEC on February 1, 2019, February  11, 2019, February  22, 2019, February  27, 2019, March  22, 2019, May  17, 2019, June  4, 2019, July  18, 2019, October  1, 2019 and November 4, 2019 (excluding information furnished in such Current Reports on Form 8-K, as applicable), respectively; and

∎	the description of our capital stock contained in our Registration Statement on Form 10 filed with the SEC on June 27, 1996, as amended; and

∎	the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on September 6, 2012, as amended.

We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus supplement is deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus supplement may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus supplement. You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date of this prospectus supplement or the date of the documents incorporated by reference in this prospectus supplement.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus supplement.

Requests for such documents should be directed to:

CTI BioPharma Corp.

3101 Western Avenue, Suite 800

Seattle, WA 98121

(206) 282-7100

Attention: Investor Relations

You may also access the documents incorporated by reference in this prospectus supplement through our website at www.ctibiopharma.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus supplement, the accompanying prospectus or the registration statement of which it forms a part.

PROSPECTUS

CTI BIOPHARMA CORP.

$200,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Rights

Units

From time to time, we may offer and sell in one or more offerings:

•	shares of our common stock, including the associated preferred stock purchase rights;

•	shares of our preferred stock;

•	debt securities;

•	warrants to purchase common stock, preferred stock and/or debt securities;

•	rights to purchase common stock, preferred stock and/or debt securities; and

•	units consisting of two or more of these classes or series of securities.

We may sell any combination of these securities in one or more offerings, up to an aggregate offering price of $200,000,000, in amounts, at prices and on terms to be determined at the time of each offering thereof. Each time we offer securities using this prospectus, we will provide specific terms of the securities and the offering in one or more supplements to this prospectus. The prospectus supplements may also add to, update or change the information in this prospectus and will also describe the specific manner in which we will offer the securities. The securities may be offered and sold by us to or through one or more underwriters, broker-dealers or agents, or directly to purchasers on a continuous or delayed basis. See “Plan of Distribution.”

This prospectus may not be used by us to sell securities unless accompanied by a prospectus supplement. You should carefully read this prospectus and any accompanying prospectus supplement, including the information incorporated by reference, prior to investing in any of our securities.

On January 23, 2018, the last reported sale price of our common stock on The NASDAQ Capital Market was $3.23 per share. We do not expect our preferred stock, debt securities, warrants, rights or units to be listed on any securities exchange or over-the-counter market unless otherwise described in the applicable prospectus supplement.

Investing in our securities involves a high degree of risk. See the “Risk Factors” section on page 6 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 31, 2018

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under the shelf registration process, we may, from time to time, sell common stock, preferred stock, debt securities, warrants, rights, units or any combination of these securities in one or more offerings, for a total maximum offering price not to exceed $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. Any prospectus supplement may include a discussion of risks or other special considerations applicable to us or the offered securities. Any prospectus supplement may also add to, update or change information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus supplement, on the other hand, you should rely on the information in the prospectus supplement.

You should read this prospectus, any prospectus supplement, any documents that we incorporate by reference in this prospectus and in any prospectus supplement, and the additional information described below under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus, any prospectus supplement, any free writing prospectus or any documents we incorporate by reference herein or therein is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Market data and industry statistics disclosed in this prospectus, any prospectus supplement, any free writing prospectus or any other document we incorporate by reference herein or therein are based on independent industry publications, reports by market research firms and other published independent sources. Some data and other information is also based on our good faith estimates, which are derived from our review of internal surveys and independent sources. Accordingly, investors should not place undue reliance on this information. By including such market data and information, we do not undertake a duty to update or provide that data in the future.

In this prospectus, the terms “CTI,” “Company,” “registrant,” “we,” “us,” “our” and similar terms refer to CTI BioPharma Corp., a Delaware corporation, and its subsidiaries, unless the context otherwise requires. “CTI” and “Pixuvri” are our proprietary marks. All other product names, trademarks and trade names referred to in this prospectus, as supplemented from time to time, are the property of their respective owners.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us are available to the public free of charge at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.ctibiopharma.com. You may also read and copy any document we file with the SEC, including the registration statement on Form S-3 and the exhibits thereto, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

This prospectus omits some information contained in the registration statement of which this prospectus forms a part in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

SEC rules allow us to “incorporate by reference” into this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with SEC rules) until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 2, 2017;

•

portions of the proxy statement for our 2017 annual meeting of shareholders, filed with the SEC on March 28, 2017, to the extent specifically incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2016;

•

our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the SEC on May 3, 2017, August 4, 2017 and November 7, 2017, respectively;

•

our Current Reports on Form 8-K filed with the SEC on January 5, 2017, January 20, 2017, January 24, 2017, February 10, 2017, February 27, 2017 (Item 5.02 only), March 13, 2017 (Item 5.02 only), April 25, 2017 (Item 1.01 only), May 16, 2017 (Items 5.02 and 5.07 only) as amended by that Current Report on Form 8-K/A filed with the SEC on June 16, 2017, June 5, 2017 (Item 5.02 only), June 9, 2017, July 24, 2017 (Item 5.02 only), August 22, 2017 (Item 5.02 only), September 26, 2017, November 28, 2017, December 5, 2017, December 15, 2017, January 24, 2018, and January 25, 2018;

•	the description of our capital stock contained in our Registration Statement on Form 10 filed with the SEC on June 27, 1996, as amended; and

•	the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on September 6, 2012, as amended.

Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and later information filed with the SEC may update and supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

We will provide without charge to each person, including any beneficial owners, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these documents by writing or telephoning us at the following address:

CTI BioPharma Corp.

3101 Western Avenue, Suite 800

Seattle, Washington 98121

(206) 282-7100

Attention: Investor Relations

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and any documents we incorporate by reference herein or therein may contain “forward-looking statements” within the meaning of the U.S. federal securities laws. All statements other than statements of historical fact are forward-looking statements, including, without limitation:

•	any statements regarding future operations, plans, expectations, intentions, regulatory filings or approvals;

•	any statements regarding the performance, or likely performance, outcomes or economic benefit of any licensing collaboration or other arrangement;

•	any projections of revenues, operating expenses or other financial terms, and any projections of cash resources;

•	any statements of the plans and objectives of management for future operations or programs;

•	any statements concerning proposed new products;

•	any statements regarding the safety and efficacy or future availability of any of our compounds;

•

any statements regarding our ability to interpret clinical trial data and results for PERSIST-2 despite not satisfying the pre-specified minimum evaluable patient goal or expectations with respect to the potential therapeutic utility of pacritinib and statements regarding our expectations with respect to the potential of pacritnib to achieve treatment goals;

•

any statements on plans regarding proposed or potential clinical trials or new drug filing strategies, timelines or submissions, including expectations with respect to the timing and planned enrollment of PAC203;

•	any significant disruptions in our information technology systems;

•	any statements regarding compliance with the listing standards of The NASDAQ Stock Market;

•	any statements regarding potential future partnerships, licensing arrangements, mergers, acquisitions or other transactions;

•	any statements regarding future economic conditions or performance; and

•	any statements of assumption underlying any of the foregoing.

In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should” or “will” or the negative thereof, variations thereof and similar expressions. Such statements are based on management’s current expectations and are subject to risks and uncertainties which may cause actual results to differ materially from those set forth in the forward-looking statements. There can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. We urge you to carefully review the disclosures we make concerning risks and other factors that may affect our business and operating results, including those made in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and in “Part II—Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, as such risk factors may be updated in subsequent SEC filings, as well as our other reports filed with the SEC and in any prospectus supplement. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or any prospectus supplement. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this prospectus or any prospectus supplement or to reflect the occurrence of unanticipated events, unless required by law to do so.

INFORMATION ABOUT THE COMPANY

We are a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. Our goal is to build a profitable company by generating income from products we develop and commercialize, either alone or with partners. We are currently concentrating our efforts on treatments that target blood-related cancers where there is an unmet medical need. In particular, we are primarily focused on commercializing PIXUVRI® (pixantrone), or PIXUVRI, in the European Union, or the E.U., for multiply relapsed or refractory aggressive B-cell non-Hodgkin lymphoma, or NHL, and evaluating pacritinib for the treatment of adult patients with myelofibrosis.

We were incorporated in the State of Washington in 1991. On January 24, 2018, we changed our state of incorporation from Washington to Delaware pursuant to the Reincorporation. Our shares of common stock trade on The NASDAQ Capital Market under the symbol “CTIC.” Our principal executive offices are located at 3101 Western Avenue, Suite 800, Seattle, Washington 98121, and our phone number is (206) 282-7100. Our website is located at www.ctibiopharma.com; however, the information in, or that can be accessed through, our website is not part of this prospectus.

RISK FACTORS

You should carefully consider the risks under the heading “Risk Factors” beginning on page 24 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 2, 2017, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the SEC on May 3, 2017, August 4, 2017 and November 6, 2017, respectively, which information is incorporated by reference in this prospectus, and the additional risks and other information in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein before deciding to invest in our securities. If any of the identified risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects and the trading price of our securities. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects and the trading price of our securities.

RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated:

	Nine months ended September 30, 2017	Year ended December 31,
		2016	2015	2014	2013	2012
Ratio of earnings to fixed charges(1)	—	—	—	—	—	—

(1)

Earnings were not sufficient to cover fixed charges for each of the periods indicated. Earnings consist of income (loss) before provision for income taxes plus fixed charges less income (loss) attributable to noncontrolling interest. Fixed charges consist of interest charges, amortization of debt expense and discount related to indebtedness, and that portion of rental payments under operating leases we believe to be representative of interest. Earnings for the nine months ended September 30, 2017, and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, were insufficient to cover fixed charges by $30.8, $52.0, $122.6, $96.0, $49.6 and $115.3 (in millions), respectively. For this reason, no ratios are provided for these periods.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds to us from the sale of our securities under this prospectus. Unless we indicate otherwise in the applicable prospectus supplement, we anticipate that any net proceeds will be used for general corporate purposes or for strategic acquisitions from time to time. General corporate purposes may include:

•	increasing our working capital;

•	funding research and development (including clinical trials); or

•	repaying debt.

We may temporarily invest funds that we do not immediately use in short- and medium-term marketable securities. When we offer particular securities pursuant to this prospectus, we will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of such securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not currently anticipate declaring or paying cash dividends on our common stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance operations. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and other factors that our board of directors may deem relevant.

GENERAL DESCRIPTION OF CAPITAL STOCK

The following summaries of common stock and preferred stock do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of our certificate of incorporation, which we refer to as our certificate of incorporation, our amended and restated bylaws, which we refer to as our bylaws, and all applicable provisions of Delaware law. Our certificate of incorporation and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The particular terms of any offering of our securities will be described in a prospectus supplement relating to such offering.

We are authorized to issue 81,500,000 shares of common stock, par value $0.001 per share, and 33,333 shares of preferred stock, par value $0.001 per share. As of January 24, 2018, there were 42,983,990 shares of common stock outstanding and 575 shares of preferred stock (convertible into approximately 383,345 shares of common stock) outstanding and warrants to purchase 124,309 shares of common stock outstanding. In addition, as of January 24, 2018, 7,026,632 shares of common stock were reserved for issuance under our equity compensation plans, 183,527 shares of common stock were reserved for issuance under our employee stock purchase plan, one share of common stock was reserved for issuance upon exercise of outstanding restricted share rights and 10,000 shares of Series ZZ Junior Participating Cumulative Preferred Stock were reserved for issuance pursuant to our shareholders’ rights plan.

DESCRIPTION OF COMMON STOCK

General

Each holder of common stock is generally entitled to one vote for each share held on all matters to be voted upon by the shareholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our shares of common stock trade on The NASDAQ Capital Market under the symbol “CTIC.”

Certain Anti-Takeover Matters

Delaware law contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of the Company. Section 203 of the DGCL prohibits us, with certain exceptions, from engaging in certain business combinations with an “interested shareholder” (defined generally as a person who owns 15% or more of our voting stock or is an affiliate of the Company and the owner of 15% of our voting stock within a 3 year period) for a period of three years following date that such shareholder becomes an interested shareholder. The prohibited transactions include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the interested shareholder, or any other receipt by the interested shareholder of a disproportionate benefit as a shareholder. Exceptions to this statutory prohibition include approval of the business combination or transaction which resulted in the shareholder becoming an interested shareholder by the board of directors, ownership of at least 85% of the voting stock of the Company outstanding at the time of the transaction or approval of the business combination and approval by the board of directors and holders of not less than two-thirds of the outstanding shares entitled to vote on the business combination which is not owned by the interested shareholder on or subsequent to the date of the business combination. The Company’s certificate of incorporation does not exclude the Company from the restrictions imposed under Section 203 of the DGCL. These statutory provisions may have the effect of delaying, deterring or preventing a change in control of the Company.

Prior to our annual meeting of shareholders held on May 22, 2014, our board of directors was classified and divided into three classes, with one class being elected at each annual shareholder meeting for a three year term. However, beginning with our annual meeting of shareholders held on May 22, 2014, successors to the class of directors whose term expires in the year of the annual meeting shall be elected for a term expiring at the next annual meeting of shareholders, such that our board of directors was declassified following our annual meeting of shareholders held in calendar year 2016, from which point, directors are elected annually, for terms of one year and until their successors are elected and qualified. Our bylaws provide that, in any election of directors, those candidates receiving the largest number of votes cast by the shares entitled to vote in the election, up to the number of directors to be elected by such shares, will be elected to our board of directors. Our bylaws also provide that any vacancy in our board of directors may be filled only by the affirmative vote of a majority of directors then in office, though less than a quorum. Further, our bylaws require a shareholder to provide notice to us of such shareholder’s intention to nominate a person or persons for election as directors not later than 90 days prior to the first anniversary of the previous year’s annual meeting or, in the case of an election to be held at a special meeting of the shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. A shareholder must also provide us with notice of such shareholder’s intent to make any proposal at an annual meeting of shareholders not later than 90 days prior to the first anniversary of the previous year’s annual meeting of shareholders. These provisions may have the effect of deterring hostile takeovers or delaying a change in control of our management.

Under our rights plan with Computershare Trust Company, N.A., as rights agent, dated as of December 28, 2009 and amended on August 31, 2012, December 3, 2012, December 1, 2015 and September 22, 2017, preferred stock purchase rights are attached to, and trade with, all of the shares of common stock outstanding as of, and issued subsequent to, the record date (as defined in the rights plan). Each right, if and when it becomes exercisable, will entitle the holder to purchase a unit consisting of two ten-thousandths of a share of Series ZZ Junior Participating Cumulative Preferred Stock, no par value per share, at a cash exercise price of $16.00 per unit, subject to standard adjustment in the rights plan. The rights will separate from the common stock and become exercisable if a person or group acquires 20% or more of our common stock. Upon acquisition of 20% or more of our common stock, the board could decide that each right (except those held by a 20% shareholder, which become null and void) would become exercisable entitling the holder to receive upon exercise, in lieu of a number of units of preferred stock, that number of shares of our common stock having a market value of two times the exercise price of the right. In certain circumstances, including if there are insufficient shares of our common stock to permit the exercise in full of the rights, the holder may receive units of preferred stock, other securities, cash or property, or any combination of the foregoing.

In addition, if we are acquired in a merger or other business combination transaction, each holder of a right, except those rights held by a 20% shareholder which become null and void, would have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the right. Our board of directors may redeem the rights for $0.0002 per right or terminate the rights plan at any time prior to an acquisition by a person or group holding 20% or more of our common stock.

DESCRIPTION OF PREFERRED STOCK

General

The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of amendment to the certificate of incorporation relating to that series and will be described in the applicable prospectus supplement. Our board of directors has the discretion to fix the number of shares of any such series and the designation thereof, and to fix and amend the powers, preferences and rights, and the limitations or restrictions granted to or imposed upon any wholly unissued series of preferred stock, including the voting rights, dividend rights, conversion rights, rights and terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences of any such series. It is not possible to state the actual effects of the issuance of any shares of preferred stock upon the rights of holders of the common stock until our board of directors determines the specific rights of the holders of such preferred stock. However, the effects could include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of the Company without further action by the shareholders.

As stated above, the applicable prospectus supplement will specify the terms of the series of preferred stock being offered, including the following:

•	the number of shares of preferred stock being offered;

•	the designation of the series of preferred stock;

•	the per share purchase price of the preferred stock;

•	the dividend rate or method of determining the dividend rate, if any, including whether the dividend rate is fixed or variable;

•	the date or dates on which dividends will accrue and the dividend payment dates;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the dates from which dividends will accrue;

•

the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•

the terms and conditions, if any, for conversion or exchange of preferred stock for any other class or classes of our securities, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	the voting rights of the preferred stock;

•	any exchange on which the preferred stock will be listed

•	the transfer agent for the preferred stock; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

Rank

Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the company, rank (i) senior to our common stock and to any series of preferred stock which specifically provides that it will rank junior to the preferred stock being offered, (ii) junior to any series of preferred stock which specifically provides that it will rank senior to the preferred stock being offered and (iii) on parity with any other series of preferred stock.

The issuance of preferred stock will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until our board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing changes in control or management of our company.

Dividend Rights

Holders of preferred stock will have the dividend rights set forth in the applicable prospectus supplement. Dividends on any series of preferred stock, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. Any restriction on the repurchase or redemption of shares of preferred stock while dividends on such shares are in arrears shall be set forth in the applicable prospectus supplement.

Certain Anti-Takeover Matters

Refer to “Description of Common Stock—Certain Anti-Takeover Matters” for a discussion of provisions under Delaware law, our certificate of incorporation, bylaws and rights plan that may have the effect of delaying, deferring or preventing a change in control.

DESCRIPTION OF DEBT SECURITIES

This summary, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

The debt securities may be either secured or unsecured and will either be senior debt securities or subordinated debt securities. We will issue the senior notes under the senior indenture which we will enter into with one or more trustees. We will issue the subordinated notes under the subordinated indenture which we will enter into with one or more trustees. We have filed forms of these documents as exhibits to the registration statement of which this prospectus forms a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of the material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including, to the extent applicable:

•	the title;

•	the principal amount being offered and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date;

•	the principal amount due at maturity and whether the debt securities will be issued with any original issue discount;

•

whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a U.S. person for U.S. federal income tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•

the interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	the rate or rates of amortization of the debt securities;

•	whether or not the debt securities will be secured or unsecured, the terms of any secured debt and the properties secured by any such debt;

•	whether or not the debt securities will be senior or subordinated, and the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•

the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to retire, redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with shareholders and affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage or other financial reserve, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than U.S. dollars, the currency in which the series of debt securities will be denominated; and

•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplements the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the form initially filed as exhibits to the registration statement of which this prospectus forms a part do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquirer of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible into our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indentures

Unless otherwise specified in the applicable prospectus supplement, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been validly extended;

•	if we fail to pay the principal, or premium, if any, or to make payment required by any sinking fund or analogous fund when due and payable and the time for payment has not been validly extended;

•

if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may, by notice to us in writing (and to the debenture trustee if notice is given by such holders), declare the unpaid principal, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each series of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies, if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee, to institute the proceeding as trustee; and

•

the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions, within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on the debt securities.

We will be required to deliver to the debenture trustee, within 120 days after the end of each fiscal year during which any debt securities were outstanding, a certificate stating whether the signors know that any default or event of default occurred during such fiscal year, as well as certain other reports.

Modification of Indenture; Waiver

We and the debenture trustee may modify an indenture without the consent of any holders with respect to specific matters, including, without limitation:

•	to fix any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

•	to comply with the provisions described above under “Consolidation, Merger or Sale”;

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act;

•	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee;

•	to provide for uncertificated debt securities in addition to or in place of certificated securities and to make all appropriate changes for such purpose;

•	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authentication and delivery of debt securities of any series;

•

to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series authorized pursuant to the indentures, to establish the form of any certifications required to be furnished pursuant to the indentures or any series or to add to the rights of the holders of any series of debt securities;

•

to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

•	to change anything that does not adversely affect the rights of any holder of debt securities of any series in any material respect.

In addition, under the indentures, the rights of holders of debt securities of any series may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the debt securities of any series;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities the holders of which are required to consent to any supplemental indenture.

Discharge

The indentures provide that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for certain obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace mutilated, destroyed, lost or stolen debt securities of the series;

•	maintain paying agencies;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations, or a combination of both, sufficient to pay all of the principal, premium, if any, and interest on the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, known as DTC, or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplements, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will not impose a service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges applicable to or associated with such registration of transfer or exchange.

We will name in the applicable prospectus supplements the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of, and any premium and interest on, the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make certain payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the debenture trustee in the city of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

No Protection in the Event of a Change in Control

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction, whether or not such transaction results in a change in control.

No Personal Liability of Directors, Officers, Employees and Shareholders

No incorporator, shareholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the form initially filed as exhibits to the registration statement of which this prospectus forms a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt. Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

DESCRIPTION OF WARRANTS

This summary, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase our common stock, preferred stock and/or debt securities in one or more series. Warrants may be offered independently or together with our common stock, preferred stock, debt securities and/or rights offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the warrants directly or under a warrant agreement which we will enter into with a warrant agent to be selected by us. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

The following summary of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all of the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell pursuant to this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplements the terms relating to a series of warrants.

If warrants for the purchase of securities are offered, the prospectus supplement will describe the following terms, to the extent applicable:

•

the number of shares of common stock or preferred stock purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise (as well as provision for changes to or adjustments in such exercise price);

•	the currencies in which the warrants are being offered;

•

the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase preferred stock;

•

the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property, together with the designation, denominations, currencies and other terms of the debt securities purchasable upon exercise of debt warrants;

•	the date on and after which the holder of the warrants can transfer them separately from the related security;

•

the principal amount of the series of debt securities that can be purchased if a holder exercises a warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

•	the terms of any anti-dilution or other adjustment provisions;

•	the terms of any mandatory or optional call or redemption of the warrants;

•	the date on which the right to exercise the warrants begins and the date on which such right expires, and any expiration acceleration provisions;

•	the number of warrants outstanding, if any;

•	a discussion of any material U.S. federal income tax considerations applicable to the warrants;

•	whether the warrants are issued pursuant to a warrant agreement with a warrant agent or issued directly by us;

•	the number of warrants then-outstanding, if any; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any of the rights of holders of the related security that can be purchased upon exercise, including any rights to:

•	receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter;

•	exercise any rights as shareholders; or

•	receive payments of principal, premium or interest on any underlying debt securities or to enforce covenants in the applicable indenture.

Exercise of Warrants

Warrants may be exercised at the applicable price at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement or other offering material. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised in the method(s) as set forth in the applicable prospectus supplement or other offering material. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement or other offering material, we will forward, as soon as practicable, the securities purchasable upon such exercise.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure, correct or supplement a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplements state otherwise, the exercise price of, and the number of securities covered by, a common stock warrant or preferred stock warrant will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable.

In addition, unless the prospectus supplements state otherwise, if we, without payment therefor:

•

issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

•

pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

•	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

•

issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement;

then the holders of common stock warrants and preferred stock warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock or preferred stock, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above, the exercise price and number of securities covered by a common stock warrant or preferred stock warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock warrants and preferred stock warrants may have additional rights under the following circumstances:

•	certain reclassifications, capital reorganizations or changes of the common stock or preferred stock, as applicable;

•	certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock or preferred stock, as applicable; or

•	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock or preferred stock are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants and preferred stock warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

DESCRIPTION OF RIGHTS

This summary, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the rights that we may offer under this prospectus, which consist of rights to purchase our common stock, preferred stock and/or debt securities in one or more series. Rights may be offered independently or together with our common stock, preferred stock, debt securities and/or warrants offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future rights we may offer pursuant to this prospectus, we will describe the particular terms of any rights that we may offer in more detail in the applicable prospectus supplements. The terms of any rights we offer under a prospectus supplement may differ from the terms we describe below.

The applicable prospectus supplements relating to any rights that we offer will include specific terms of any offering of rights for which this prospectus is being delivered, including the following, to the extent applicable:

•	the date for determining the persons entitled to participate in the rights distribution;

•	the price, if any, per right;

•	the exercise price payable for each share of common stock, share of preferred stock or debt security upon the exercise of the rights;

•	the number of rights issued or to be issued to each holder;

•	the number and terms of the shares of common stock, shares of preferred stock or debt securities that may be purchased per each right;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including the terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the respective dates on which the holder’s ability to exercise the rights will commence and will expire;

•	the number of rights outstanding, if any;

•	a discussion of any material U.S. federal income tax considerations applicable to the rights;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities or an over-allotment privilege to the extent the securities are fully subscribed; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights.

The description in the applicable prospectus supplements of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights agreement and/or rights certificate, which will be filed with the SEC in connection therewith. Therefore, you should carefully consider the actual provisions of the rights, the rights agreement and the applicable securities.

DESCRIPTION OF UNITS

This summary, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus, which may consist of one or more shares of common stock, shares of preferred stock, debt securities, warrants, rights or any combination of such securities. While the terms we have summarized below will generally apply to any future units we may offer pursuant to this prospectus, we will describe the particular terms of any units that we may offer in more detail in the applicable prospectus supplements. The terms of any units we offer under a prospectus supplement may differ from the terms we describe below.

The applicable prospectus supplements relating to any units that we offer will include specific terms of any offering of units for which this prospectus is being delivered, including the following, to the extent applicable:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	whether we will apply to have the units traded on a securities exchange or securities quotation system;

•	a discussion of any material U.S. federal income tax considerations applicable to the units; and

•	how, for U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

The description in the applicable prospectus supplements of any units that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC in connection therewith. Therefore, you should carefully consider the actual provisions of the units, the units agreement and the applicable securities.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements from time to time through underwritten public offerings, negotiated transactions, block trades or a combination of these methods or in one or more transactions:

•	to or through one or more underwriters or dealers;

•	to investors directly;

•	through agents; or

•	through any combination of these methods of sale.

Our securities may be offered and sold from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

Any of the prices at which we sell securities may be at a discount to market prices. Broker-dealers may also receive from us, as applicable, or the purchasers of the securities compensation that is not expected to exceed that customary in the types of transactions involved.

Each prospectus supplement, to the extent applicable, will describe the number and terms of the securities to which such prospectus supplement relates, including:

•	any over-allotment options under which underwriters, if any, may purchase additional securities;

•	the name or names of any underwriters, dealers or agents with whom we have entered into an arrangement with respect to the sale of such securities;

•	the public offering or purchase price of such securities;

•	any underwriting discounts, commissions or agency fees or other items constituting underwriter or agent compensation;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges or markets on which the securities may be listed;

•	any delayed delivery arrangements; and

•	estimated offering expenses and the net proceeds we will receive from such sale.

We may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act or the Exchange Act. Any at-the-market offering will be through an underwriter or underwriters acting as principal or agent for us.

Underwritten Offerings

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The applicable prospectus supplement will name any underwriter involved in a sale of securities. Such securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe any such underwriters in the applicable prospectus supplement, naming the underwriter and the nature of any such relationship.

Direct Sales and Sales through Agents

We may sell securities directly to purchasers. Such purchasers may be institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any sale of those securities. We also may, from time to time, authorize dealers or agents to offer and sell these securities, upon such terms and conditions as may be set forth in the applicable prospectus supplement, if applicable. In order to comply with the securities laws of certain states, if applicable, the securities offered will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. This prospectus, one or more prospectus supplements, and the registration statement of which this prospectus forms a part may be used in conjunction with one or more other registration statements to the extent permitted by the Securities Act and the rules and regulations promulgated thereunder.

Rights Offerings

We also may sell directly to investors through subscription rights distributed to our shareholders on a pro rata basis. In connection with any distribution of subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may sell the unsubscribed shares of our securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

We may also sell securities in one or more of the following transactions:

•

block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for securities; and

•	sales in other ways not involving a market maker or established trading markets, including direct sales to purchasers.

We may also enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

Any dealers or agents that participate in the distribution of securities may be deemed to be underwriters under the Securities Act, and in such event, any discounts or commissions received by them and any profit realized by them on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act.

Indemnification

Underwriters, dealers and agents and remarketing firms may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make.

Stabilization

In connection with any offering of the securities hereby, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that it can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by an underwriter and, if they are undertaken, may be discontinued at any time.

Under applicable rules and regulations under the Exchange Act, under certain circumstances a person engaged in the distribution of the securities offered under this prospectus and the accompanying prospectus supplement may not simultaneously engage in market making activities with respect to our securities for a specified period prior to the commencement of such distribution.

Passive Market-Making on NASDAQ

Any underwriters who are qualified market makers on The NASDAQ Capital Market may engage in passive market making transactions in our common stock on The NASDAQ Capital Market in accordance with Rule 103 of Regulation M. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market making bid, however, the passive market making bid must then be lowered when certain purchase limits are exceeded.

Remarketing Arrangements

Offered securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. We will identify any remarketing firm and describe the terms of its agreements, if any, with us and its compensation in the applicable prospectus supplement.

Delayed Delivery Contracts

If indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by institutions to purchase securities covered by this prospectus from us at the public offering price set forth in the relevant prospectus supplement under delayed delivery contracts providing for payment and delivery on the date or dates stated in the relevant prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except (i) the purchase by an institution of the securities covered by its delayed delivery contracts may not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject, and (ii) if the securities are being sold to underwriters, we will be required to have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by delayed delivery contracts. The underwriters and any other agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Electronic Auctions

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in the applicable prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, in the case of debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction

Other Relationships

Underwriters, dealers, agents and remarketing firms may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business for which they receive customary compensation. Unless we specify otherwise in the related prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than shares of our common stock, which are listed on The NASDAQ Capital Market. It is possible that one or more underwriters may make a market in our securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for our securities.

General Information

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

In compliance with guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer presently will not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by O’Melveny & Myers LLP, San Francisco, California.

EXPERTS

Marcum LLP, an independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014, included in our Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of our internal control over financial reporting as of December 31, 2016, in each case, as set forth in its report, which is incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus forms a part. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$15,000,000

Common stock

Prospectus supplement

Jefferies

November 15, 2019